UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934, as amended

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Strategic Hotels & Resorts, Inc.

(Name of Registrant as Specified in its Charter)

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200 W. Madison Street

Suite 1700

Chicago, Illinois 60606

April 12, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 annual meeting of stockholders of Strategic Hotels & Resorts, Inc., a Maryland corporation, which will be held at 10:00 a.m., Central Time, on Thursday, May 23, 2013, at the Fairmont Chicago, Millennium Park, 200 N. Columbus Drive, Chicago, Illinois 60601. At the annual meeting, stockholders will be asked to (i) elect directors, (ii) approve, by a non-binding, advisory vote, the compensation of our named executive officers as described in our proxy statement for the 2013 annual meeting of stockholders, (iii) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013, (iv) consider and vote on a non-binding stockholder proposal, if properly presented at the meeting; and (v) act upon such other business as may properly come before the meeting or any postponement or adjournment thereof, all as described in the attached notice of annual meeting of stockholders and proxy statement.

This year, we will again be using the “Notice and Access” method of providing proxy materials to you via the internet. We believe that this process provides you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about April 12, 2013, we will mail to our stockholders a Notice of Meeting and of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2013 annual report and authorize your proxy electronically via the internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials.

It is important that your shares be represented at the meeting and voted in accordance with your wishes. Whether or not you plan to attend the meeting, we urge you to authorize your proxy electronically via the internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope as promptly as possible so that your shares will be voted at the annual meeting. This will not limit your right to vote in person or to attend the meeting.

Sincerely,

/s/ Raymond L. Gellein, Jr.
Raymond L. Gellein, Jr.
Chairman of the Board

200 W. Madison Street

Suite 1700

Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 23, 2013

To our Stockholders:

The annual meeting of stockholders of Strategic Hotels & Resorts, Inc., a Maryland corporation (the “Company”), will be held at the Fairmont Chicago, Millennium Park, 200 N. Columbus Drive, Chicago, Illinois 60601 on Thursday, May 23, 2013, at 10:00 a.m., Central Time, for the following purposes:

1) To elect nine directors to serve until our next annual meeting of stockholders and until such directors’ successors are duly elected and qualify;

2) To consider and vote upon a proposal to approve, by a non-binding, advisory vote, the compensation of our named executive officers as described in our proxy statement for the 2013 annual meeting of stockholders;

3) To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

4) To consider and vote upon a proposal to approve, on a non-binding advisory basis, a stockholder proposal, if properly presented at the meeting; and

5) To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 15, 2013, the record date for the annual meeting, will be entitled to notice of and to vote at the annual meeting.

The Board of Directors believes that an affirmative vote for Proposals 1, 2 and 3 are in the best interests of the Company and its stockholders. Therefore, the Board of Directors unanimously recommends voting FOR each of Proposals 1, 2 and 3.

The Board of Directors also believes that Proposal 4 is not in the best interests of the Company or its stockholders. Therefore, the Board of Directors unanimously recommends voting AGAINST Proposal 4.

Whether or not you expect to be present at the meeting, we urge you to authorize your proxy electronically via the internet or by telephone or by completing and returning the proxy card if you requested paper proxy materials. Voting instructions are provided in the Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 23, 2013 (the “Notice”), or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. Any person giving a proxy has the power to revoke it at any time prior to the meeting and stockholders who are present at the meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors

/s/ Paula C. Maggio
Paula C. Maggio Secretary

Chicago, Illinois

April 12, 2013

STRATEGIC HOTELS & RESORTS, INC.

200 W. Madison Street

Suite 1700

Chicago, Illinois 60606

PROXY STATEMENT

FOR

2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2013

This proxy statement is being furnished by and on behalf of our Board of Directors (the “Board”) in connection with the solicitation of proxies to be voted at the 2013 annual meeting of stockholders. The date, time and place of the annual meeting are:

Date:	May 23, 2013
Time:	10:00 a.m., Central Time
Place:	Fairmont Chicago, Millennium Park
200 N. Columbus Drive, Chicago, Illinois 60601

At the annual meeting, stockholders will be asked to:

•	Elect nine directors to serve until our next annual meeting of stockholders and until such directors’ successors are duly elected and qualify (“Proposal 1”);

•	Consider and vote upon a proposal to approve, by a non-binding, advisory vote, the compensation of our named executive officers as described herein (“Proposal 2”);

•	Consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 (“Proposal 3”);

•	Consider and vote upon a proposal to approve, on a non-binding advisory basis, a stockholder proposal, if properly presented at the meeting (“Proposal 4”); and

•	Transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Our principal offices are located at 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606, and our telephone number is (312) 658-5000.

The Notice, this proxy statement and the enclosed proxy card, and our 2013 annual report will be available on April 12, 2013 to stockholders of record as of the close of business on March 15, 2013.

GENERAL INFORMATION ABOUT THE MEETING

In this section of the proxy statement, we answer some common questions regarding the annual meeting and the voting of shares at the annual meeting.

Where and when will the annual meeting be held?

The date, time and place of the annual meeting is:

May 23, 2013

10:00 a.m. (Central Time)

Fairmont Chicago, Millennium Park

200 N. Columbus Drive

Chicago, Illinois 60601

Why did you send me a notice regarding the internet availability of proxy materials (the “Notice”)?

We sent you the Notice regarding the annual meeting and this proxy statement because we are holding our 2013 annual meeting of stockholders and our Board is asking for your proxy to vote your shares at the annual meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the annual meeting. You do not have to attend the annual meeting in order to have your shares voted. Instead, you may simply authorize a proxy to vote your shares electronically via the internet, by telephone or by completing and returning the proxy card if you requested paper proxy materials. Voting instructions are provided in the Notice, or, if you requested printed materials, the instructions are printed on your proxy card and included herein.

Why did I receive the Notice instead of a paper copy of proxy materials?

The United States Securities and Exchange Commission, or the SEC, has approved “Notice and Access” rules relating to the delivery of proxy materials over the internet. These rules permit us to furnish proxy materials, including this proxy statement and our annual report, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to our stockholders, will provide notice of the annual meeting and instruct you as to how you may access and review all of the proxy materials on the internet or by telephone. The Notice also instructs you as to how you may submit your proxy on the internet or by telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the annual meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to authorize your proxy by internet or by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

Who can vote?

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on March 15, 2013, the record date for determining the stockholders who are entitled to vote at the annual meeting. As of March 15, 2013, there were a total of 204,495,100 shares of common stock outstanding and entitled to vote at the annual meeting. You get one vote for each share of common stock that you own.

How are votes counted?

We will hold the annual meeting if stockholders representing the required quorum of shares of common stock entitled to vote either authorize their proxy online or telephonically, sign and return their proxy cards or attend the annual meeting. A majority of the shares of common stock entitled to vote at the annual meeting and present in person or by proxy constitutes a quorum. If you authorize your proxy online or telephonically or sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to indicate your vote on the proxy card.

If you abstain or withhold votes on any proposal, your abstention or withheld votes will not be counted as votes cast and will have no effect on the result of such votes.

What is the required vote for approval?

Proposal 1, the election of each of our nominees for director, requires a plurality of the votes cast at the annual meeting. Proposals 2-4, the approval by a non-binding, advisory vote of the compensation of our named executive officers, the ratification of the appointment of Deloitte & Touche LLP as our independent auditors and the approval by a non-binding advisory vote on a stockholder proposal, if properly presented at the annual meeting, each require a majority of the votes cast on such matters at the annual meeting.

How do I vote by proxy?

Follow the instructions on the Notice to authorize a proxy to vote your shares electronically via the internet or by telephone or by completing and returning the proxy card if you requested paper proxy materials to vote on the matters to be considered at the annual meeting. The individuals named and designated as proxies will vote your shares as you instruct. You have the following choices in completing your voting:

•	You may vote on each proposal, in which case your shares will be voted in accordance with your choices.

•	In voting on Proposal 1, election of our directors, you can either vote “FOR” all directors or withhold your vote on all or certain directors specified by you.

•

In voting on Proposals 2, 3 and 4, (a) a proposal to approve, by a non-binding, advisory vote the compensation of our named executive officers, (b) a proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors and (c) a proposal submitted by one of our stockholders, if properly presented at the annual meeting, you may abstain from voting in which case no vote will be recorded with respect to the matter on which you abstained from voting.

•

You may return a signed proxy card without indicating your vote on any matter, in which case the designated proxies will vote to elect all nine nominees as directors, approve on an advisory basis the compensation of our named executive officers, ratify the appointment of Deloitte & Touche LLP as our independent auditor for 2013 and vote against the proposal to approve, by a non-binding advisory vote, the redemption of our stockholder rights plan and the majority requirement to adopt, amend, extend or renew of stockholder rights plan.

How can I authorize my proxy online or via telephone?

In order to authorize your proxy online or via telephone, go to www.proxyvote.com or call the toll-free number reflected on the Notice, and follow the instructions. Please have your Notice in hand when accessing the site, as it contains a 12-digit control number required for access. You can authorize your proxy via the internet or by telephone at any time prior to 11:59 p.m. Eastern Time, May 22, 2013, the day before the annual meeting.

If you requested paper proxy materials, you may also refer to the enclosed proxy card for instructions. If you choose not to authorize your proxy electronically, please complete and return the paper proxy card in the pre-addressed, postage-paid envelope provided.

What if other matters come up at the annual meeting?

The only matters we now know of that will be voted on at the annual meeting include the proposals we have described in this proxy statement: (i) the election of nine directors, (ii) the approval, on an advisory basis, of the compensation of our named executive officers, (iii) the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2013 and (iv) the stockholder proposal, if properly presented at the annual meeting. If other matters are properly presented at the annual meeting, the designated proxies will vote your shares at their discretion.

Can I change my previously authorized vote?

Yes, at any time before the vote on a proposal you may change your vote. You can change your vote either by executing or authorizing, dating, and delivering to us a new proxy via the internet, telephone or mail at any time prior to 11:59 p.m. Eastern Time, May 22, 2013, the day before the annual meeting, by giving us a written notice revoking your proxy card or by attending the annual meeting and voting your shares in person. Your attendance at the annual meeting will not, by itself, revoke a proxy previously given by you. We will honor the latest dated proxy.

Proxy revocation notices or new proxy cards should be sent to Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606, Attention: Secretary.

Can I vote in person at the annual meeting rather than by authorizing a proxy?

Although we encourage you to authorize your proxy to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person even if you authorized your proxy electronically or telephonically or submitted a proxy card.

Will my shares be voted if I do not provide my proxy?

Depending on the proposal, your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange, or the NYSE, rules to cast votes on certain “routine” matters if they do not receive instructions from their customers. The proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2013 is considered a “routine” matter for which brokerage firms may vote shares without receiving voting instructions. Brokerage firms do not have the authority under the NYSE rules to vote on non-routine matters. The election of directors, the non-binding, advisory vote of the compensation of our named executive officers and the non-binding, advisory vote on a stockholder proposal, if properly presented at the annual meeting, are each considered non-routine matters. If you do not provide the brokerage firm with voting instructions on these proposals, your shares will not be voted on and are called “broker non-votes.”

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker, a bank or other nominee in “street name,” that party will give you instructions for voting your shares. If your shares are held in “street name” and you would like to vote your shares in person at the annual meeting, you must contact your broker, bank or other nominee to obtain a proxy form from the record holder of your shares.

Who will count the votes?

Representatives of Broadridge Financial Services, Inc. will count the votes and will serve as the independent inspector of election.

Who pays for proxy solicitation?

We do. In addition to sending you these materials, some of our employees or agents may contact you by telephone, by mail, or in person. None of our employees will receive any extra compensation for doing this. We may engage an outside firm to solicit votes and the cost to us of engaging such a firm is estimated to be $10,000 plus reasonable out-of-pocket expenses.

If you have additional questions about this proxy statement or the meeting or would like additional copies of this document or our annual report on Form 10-K for the year ended December 31, 2012, without charge, please contact: Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606, (312) 658-5000.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

There are currently nine directors on our Board. Nine nominees are proposed for election as directors at the annual meeting to hold office until our next annual meeting of stockholders and until their successors are duly elected and qualify. All nine nominees currently serve on our Board.

All of the nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals designated in the proxy cards as proxies will exercise the discretionary authority provided therein to vote for the election of a substitute nominee selected by our Board, unless the Board alternatively acts to reduce the size of the Board or maintain a vacancy on the Board in accordance with our bylaws. The Board has no reason to believe that any such nominees will be unable or unwilling to serve.

In determining the independence of our directors, our Board considered transactions, relationships and arrangements between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. Our Board has determined that Robert P. Bowen, Kenneth Fisher, James A. Jeffs, Richard D. Kincaid, Sir David M.C. Michels, William A. Prezant, Eugene F. Reilly and Sheli Z. Rosenberg are independent under the criteria for independence set forth in the listing standards of the NYSE, and therefore, upon the election of all nine nominees, we will continue to meet the NYSE requirement for a majority of independent directors serving on the Board.

Nominees for Election as Directors

The names, ages as of April 1, 2013, and existing positions of the nominees are as follows:

Name	Age	Office or Position Held	Director Since
Raymond L. Gellein, Jr.	65	Chairman of the Board of Directors, President and Chief Executive Officer	2009
Sheli Z. Rosenberg	71	Lead Independent Director	2012
Robert P. Bowen	71	Director	2004
Kenneth Fisher	54	Director	2007
James A. Jeffs	60	Director	2006
Richard D. Kincaid	51	Director	2009
Sir David M.C. Michels	66	Director	2006
William A. Prezant	66	Director	2006
Eugene F. Reilly	52	Director	2009

Raymond L. Gellein, Jr.

On November 2, 2012, Raymond L. Gellein, Jr. was appointed President and Chief Executive Officer of Strategic Hotels & Resorts, Inc. In August of 2009, Mr. Gellein joined the Board of Directors of Strategic Hotels & Resorts, Inc., and was elected Chairman of the Board in August of 2010. Previously, Mr. Gellein held the position of President, Global Development Group of Starwood Hotels & Resorts Worldwide (“Starwood”) from July, 2006 through March, 2008. In this position, Mr. Gellein had overall management responsibility for the full range of Starwood’s global real estate-related functions. Prior to serving as President of Global Development Group, Mr. Gellein served as Chairman and Chief Executive Officer of Starwood Vacation Ownership, Inc., the vacation ownership division of Starwood Hotels & Resorts Worldwide, Inc. from 1999 through July, 2006. Mr. Gellein served as a Director of Starwood Vacation Ownership Inc. from 1999 to 2008. Mr. Gellein was formerly Chairman and Co-Chief Executive Officer of Vistana, Inc. (NYSE: VSTN) (“Vistana”), a public vacation ownership company acquired by Starwood in 1999. He joined Vistana in 1980 and was instrumental in leading the company’s development, the sale of the company in 1986, re-acquiring the assets of the Vistana entities from General Development Corporation in 1991 and launching a successful initial public offering of Vistana in 1997. Mr. Gellein holds an MBA in Finance, Accounting and Marketing from Northwestern University’s Kellogg School of Management (1974), as well as a Bachelor of Arts majoring in Psychology from Denison University (1969). Mr. Gellein has served as a board member of the Florida Chapter of Junior Achievement, the Roy E. Crummer Graduate School of Business at Rollins College and served as the Chairman of the American Resort Development Association (“ARDA”). Mr. Gellein is also currently serving as member to the ARDA board. Mr. Gellein serves as a director on the Board of Directors of Marriott Vacations Worldwide. He also currently serves as Vice-Chairman of the Board of Directors of the Mind and Life Institute headquartered in Amherst, Massachusetts.

We believe Mr. Gellein’s qualifications to sit on our Board include his current role as the Company’s Chief Executive Officer and his extensive experience as a Chief Executive Officer of a publicly-traded hospitality company and as a senior executive of a major multi-national publicly-traded lodging company.

Robert P. Bowen

Robert P. Bowen retired as a Partner of Arthur Andersen LLP in 1999. From 1980 to 1998, he was Partner-in-Charge of the audit practice of Arthur Andersen’s Memphis and Little Rock offices. For more than 25 years, he specialized in the hospitality and entertainment industry and was a member of Arthur Andersen’s worldwide hospitality industry team. Mr. Bowen joined Arthur Andersen in 1968 after receiving his MBA degree from Emory University. Mr. Bowen served as a Director of Gaylord Entertainment Company (NYSE: GET) from 2003 to 2007, and as a Director of Equity Inns, Inc. (NYSE: ENN) from 2004 to 2007.

We believe Mr. Bowen’s qualifications to sit on our Board include his extensive financial experience with public companies and financial accounting matters for hospitality companies.

Kenneth Fisher

Kenneth Fisher has been a Senior Partner in Fisher Brothers, a New York City commercial real estate firm, since April 2003, and was a Partner in Fisher Brothers from 1991 to April 2003. Mr. Fisher has been the Chairman and Chief Executive Officer of Fisher House Foundation, Inc., a not-for-profit organization that constructs homes for families of hospitalized military personnel and veterans since May 2003 and served as Vice Chairman of Fisher House Foundation from May 2001 to May 2003. Since July 2012, Mr. Fisher has served as Co-Chairman of the Intrepid Museum Foundation. Mr. Fisher is a 33-year veteran of the real estate community. Mr. Fisher also is a member of the Executive Committee of the City Investment Fund, LP, a real estate investment fund, and a member of the Executive Committee of the Real Estate Board of New York’s Board of Governors. In 2007, Mr. Fisher was appointed to the President’s Commission on Care for America’s Returning Wounded Warriors. Mr. Fisher also served on the Board of Directors of Realogy Corporation from 2006 to 2007.

We believe Mr. Fisher’s qualifications to sit on our Board include his extensive experience in and knowledge of the real estate industry.

James A. Jeffs

James A. Jeffs has served as the Director and Executive Co-Chairman of Max Petroleum plc, an independent oil and gas exploration company, listed on both the London Stock Exchange and the Frankfurt Stock Exchange since October, 2005. Mr. Jeffs was a director of South Oil Company and was also a Director of Magnum Oil, both based in Russia. Mr. Jeffs has served since 1994 as Executive Vice President and Chief Investment Officer of The Whittier Trust Company, a trust and investment management company headquartered in South Pasadena, California and as a Director since 2012. Mr. Jeffs was the former Chairman of the Board of

Directors of Whittier Energy Corporation, an oil and gas exploration and production company headquartered in Houston, Texas and listed on the NASDAQ. Previously, Mr. Jeffs was Chairman of the Board, Co-Chairman and Chief Executive Officer of Chaparral Resources, Inc. Mr. Jeffs was Chief Investment Officer and Senior Vice President of Trust Services of America from 1988 to 1992, and also President and Chief Executive Officer of TSA Capital Management. Mr. Jeffs also has served on the Board of Investments of The Los Angeles County Employees Retirement Association.

We believe Mr. Jeffs’ qualifications to sit on our Board include his experience in executive leadership and expertise in business, investments, management and corporate strategy.

Richard D. Kincaid

Richard D. Kincaid has served as the President and Founder of the BeCause Foundation, a nonprofit corporation that heightens awareness about a number of complex social problems and promotes change through the power of film since May, 2007. Mr. Kincaid is also an active private investor in early-stage companies. Until its acquisition by the Blackstone Group in February of 2007, Mr. Kincaid was the president and Chief Executive Officer of Equity Office Properties Trust (NYSE: EOP) (“EOP”), the largest publicly-traded office REIT and owner of office buildings in the United States with revenues of approximately $3.3 billion and a total capitalization of approximately $30 billion. Prior to being named President and Chief Executive Officer of EOP in 2003, Mr. Kincaid served as EOP’s Executive Vice President and Chief Operating Officer. Mr. Kincaid has also served as EOP’s Executive Vice President and Chief Financial Officer. Prior to joining EOP in 1995, Mr. Kincaid was Senior Vice President of Finance for Equity Group Investments, Inc. Prior to joining Equity Group Investments, Inc. in 1990, Mr. Kincaid held positions with Barclays Bank PLC and The First National Bank of Chicago. Mr. Kincaid is Chairman of the Board of Dividend Capital Diversified Properties Fund and is on the Board of Directors of Rayonier Inc. (NYSE: RYN), an international REIT that specializes in timber and specialty fibers. He also serves on the Board of Directors of Vail Resorts (NYSE: MTN), a mountain resort operator. From October 2002 to February of 2007, Mr. Kincaid served as a Director of EOP. Mr. Kincaid received his MBA from the University of Texas, and his Bachelor of Arts degree from Wichita State University.

We believe Mr. Kincaid’s qualifications to sit on our Board include his experience as a former Chief Executive Officer of a real estate investment trust and his expertise in finance, corporate planning and strategy.

Sir David M.C. Michels

Sir David sits on the Board of Directors of Jumeirah Hotels and is Chairman of London & Capital and Michels & Taylor. Sir David serves as a Non-Executive Director of Miroma Ventures and as a Non-Executive Director of Savoy London. Previously, Sir David served as the Deputy Chairman and Senior Independent Director of Marks & Spencer plc until he retired on March 4, 2012. From 2005 through 2011, Sir David served as Deputy Chairman and Senior Independent Director of easyJet plc. In 2009, Sir David served as Chairman of Paramount Restaurants and from 1999 through 2007 he served on the Board of Directors of British Land plc. From June 2000 until February 2006, Sir David was Chief Executive Officer of Hilton Group plc and from April 1999 to May 2000 he was Chief Executive Officer of Hilton International. Sir David was a Non-Executive Director of Hilton Hotels Corporation from November 2000 to December 2005. He served as Chief Executive Officer of Stakis plc from May 1991 to March 1999. Sir David has spent 39 years in the leisure industry, primarily in hotels.

We believe Sir David Michels’ qualifications to sit on our Board include his experience as a former Chief Executive Officer of a publicly-traded hospitality company, his experience as a member of the board of directors of multiple public companies and his vast knowledge of the lodging industry.

William A. Prezant

William A. Prezant is a partner in the law firm Prezant & Mollath, and has practiced law in California since 1972 and in Nevada since 1982. He serves on the Board of Directors of Forward Management (a financial services company), and You Technologies, Inc. (a digital marketing company). Mr. Prezant also serves on the Board of Directors of Macroh USA, Inc., a media technology company. From 2006 through 2008, Mr. Prezant served as Director of MacGregor Golf Company. Mr. Prezant’s community activities include serving on the California/Nevada Advisory Board for the Wilderness Society and the Advisory Council of the Nevada Museum of Art. Mr. Prezant holds a Bachelor of Arts Degree from the University of Southern California and a Juris Doctorate from Georgetown University Law Center.

We believe Mr. Prezant’s qualifications to sit on our Board include his almost four decades of experience as an attorney and businessman, and his expertise in corporate governance.

Eugene F. Reilly

Eugene F. Reilly is Chief Executive Officer, The Americas for Prologis, a leading owner, operator and developer of industrial real estate. In this capacity, Mr. Reilly is responsible for Prologis’ business in the United States, Canada and Latin America. In 2003, Mr. Reilly joined AMB Property Corporation (“AMB”), which merged with Prologis in 2011. Mr. Reilly served as President of Americas of AMB from 2006 through 2011. Mr. Reilly has 29 years of experience in the development, acquisition, disposition, financing and leasing of industrial properties throughout the Americas. Prior to joining AMB, Mr. Reilly was Chief Investment Officer of Cabot Properties, Inc., a private equity industrial real estate firm in which he served as a founding partner and member of its Investment Committee and Board of Directors. Mr. Reilly served with Cabot and its predecessor companies, including the NYSE-traded Cabot Industrial Trust, for 11 years. He has served on the Board of Directors of Grupo Acción, S.A. de C.V., a leading development company in Mexico. Mr. Reilly is a member of the National Association of Industrial and Office Parks (NAIOP) where he is currently Chairman and serves on the NAIOP National Board of Directors and Executive Committee. He has served on the Board of Directors of the Massachusetts chapter of NAIOP and the National Industrial Education Committee. Mr. Reilly is a member of the Urban Land Institute. He holds an A.B. in Economics from Harvard College.

We believe Mr. Reilly’s qualifications to sit on our Board include his experience as a senior executive of a publicly-traded real estate investment trust, his experience as a real estate investor and his expertise in corporate planning and strategy.

Sheli Z. Rosenberg

Sheli Z. Rosenberg is Of Counsel to Skadden, Arps, Slate, Meagher & Flom, LLP, a law firm which she joined in 2011. Ms. Rosenberg is the former President, Chief Executive Officer and Vice Chairman of Equity Group Investments, L.L.C., an investment company (“EGI”). She joined EGI in 1994 as the company’s General Counsel and rose to become Vice Chairman (2000-2003) and Chief Executive Officer (1999-2000) before departing in 2003. Prior to joining EGI, Ms. Rosenberg was a principal of Rosenberg & Liebentritt, P.C., a Chicago law firm from 1980 to 1997 and prior to that, she was a Managing Partner of Chicago law firm Schiff Hardin, LLP, where she focused on real estate, finance and corporate law, and was the first woman to become a partner at that firm. Ms. Rosenberg currently serves as a director for several publicly traded and private companies, primarily in the real estate and health care sectors. Ms. Rosenberg serves as Lead Independent Director of Equity Lifestyle Properties, Inc., and Director of Nanosphere, Inc. and Ventas, Inc. Ms. Rosenberg is a former Director of CVS Caremark Corporation, General Growth Properties, Inc., Capital Trust, Inc., Avis Budget Group, Inc. and a former Trustee of Equity Residential. Ms. Rosenberg was an Adjunct Professor at Northwestern University’s J.L. Kellogg Graduate School of Management from 2003 until 2007. A recognized advocate for women in business, she is a Co-Founder and former President of the Center for Executive Women at the Kellogg School, where she continues to serve on the Center’s steering committee. Ms. Rosenberg received her Bachelor of Arts degree from Tufts University and is a graduate of Northwestern University School of Law.

We believe Ms. Rosenberg’s qualifications to sit on our Board include her extensive, board-level corporate experience, in addition to her considerable knowledge of real estate law and the business community.

Vote Required; Recommendation

The election of a director to the Board requires the affirmative vote of a plurality of the votes cast at the annual meeting.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL NINE NOMINEES NAMED ABOVE.

Board of Directors; Leadership Structure and Risk Assessment

The Board believes that it is in the best interests of the Company and our stockholders to have flexibility in determining the most effective leadership structure to serve the interests of our Company and stockholders.

We do not currently separate the roles of Chief Executive Officer, or the CEO, and Chairman because of Mr. Gellein’s role as architect in designing our ongoing strategic plan. A number of factors support the leadership structure chosen by the Board, including, among others:

•	Mr. Gellein is intimately involved in the day-to-day operations of the Company and is best positioned to elevate the most critical business issues for consideration by the Board; and

•	The combined role is both counterbalanced and enhanced by the effective oversight and independence of our Board and the independent leadership provided by our Lead Independent Director.

The Board has determined that having Mr. Gellein serve as Chairman and CEO and having Ms. Rosenberg, an independent director, serve as Lead Independent Director of the Board is in the best interest of the Company at this time. In her capacity as Lead Independent Director, Ms. Rosenberg performs the following functions:

•	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of non-management or independent directors;

•	calls meetings of the independent or non-management directors;

•	serves as the principal liaison between the Chairman and the independent and non-management directors;

•	approves meeting agendas for the Board;

•	facilitates the Boards’ approval of the number and frequency of Board meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items;

•	authorizes the retention of outside advisors and consultants who report directly to the Board on Board-wide issues;

•	is available, when appropriate, for consultation and direct communication upon the reasonable request of major shareholders;

•	organizes and leads the Board’s evaluation of the CEO;

•	is responsible for leading the Board’s annual self-assessment;

•	provides advice with respect to the selection of committee chairs; and

•	performs such other duties as the Board may from time to time delegate.

The board’s designation of a Lead Independent Director demonstrates its continuing commitment to strong corporate governance and Board independence.

The Board is actively involved in oversight of risks that could affect us. The Board regularly reviews information regarding our operations, balance sheet, contracts, indebtedness and liquidity, as well as the risks associated with each. Throughout the year, our legal and internal audit departments conduct a risk assessment by working with key members of management to identify key risks and potential mitigating factors. Our legal department and the respective business functions then report the results of this exercise to the Board for full review and consideration to facilitate the Board’s oversight of risks facing us. The oversight is also conducted through committees of the Board, as disclosed in the descriptions of each of the committees and in the charters of each of the committees, but the Board has retained responsibility for general oversight of risks.

Board of Directors; Committees

Our Board is currently comprised of Raymond L. Gellein, Jr., Robert P. Bowen, Kenneth Fisher, James A. Jeffs, Richard D. Kincaid, Sir David M.C. Michels, William A. Prezant, Eugene F. Reilly and Sheli Z. Rosenberg.

Our Board conducts its business through meetings of the Board, actions taken by written consent in lieu of meetings and by the actions of its committees. During the fiscal year ended December 31, 2012, the Board held eleven meetings and acted by unanimous written consent five times. During fiscal year 2012, each incumbent director serving during 2012 attended at least 75% of the meetings of the Board and the committees of the Board on which he or she served while he or she was a member of the Board or such committees except Mr. Fisher, who did not attend the requisite number of meetings for the committees to which he was assigned. Effective as of March 15, 2013, Mr. Fisher resigned from his committee assignments.

Our corporate governance guidelines provide that the Lead Independent Director shall preside at each executive session of the Board and the method by which employees, stockholders or other interested parties can communicate directly with the non-management directors. Our Board meets in executive session no fewer than four times each year during its regularly scheduled quarterly meetings. The Board currently has four standing committees: an audit committee, a compensation committee, a corporate governance and nominating committee, and an executive committee.

Audit Committee. The purposes of the audit committee are described in the audit committee charter and include, among other things:

•

assisting with Board oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and our internal audit function; and

•	preparing an audit committee report as required by the SEC for inclusion in our annual proxy statement.

The audit committee also is actively involved in oversight of risks that could affect us. The risks reviewed on an annual basis include risks of fraud as well as general risks facing us. Our internal audit department conducts an annual anti-fraud risk assessment by working with key members of management to identify key risks and mitigating factors in each area. Our internal audit department reports the results of risks identified and corresponding mitigating activities to the audit committee on an annual basis. The audit committee reports such findings and factors to the full Board.

The audit committee is currently comprised of Messrs. Bowen, Jeffs, Kincaid and Prezant, with Mr. Bowen serving as the audit committee’s chairman. The written audit committee charter is available on our website at www.strategichotels.com. A copy of our audit committee charter is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

The Board has determined that each audit committee member has no material relationship with the Company and meets the independence criteria and has the qualifications set forth in the listing standards of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Board has determined that each audit committee member has sufficient knowledge in financial and auditing matters to serve on the audit committee. The Board has determined that Mr. Bowen is qualified as an audit committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act and has determined that Messrs. Bowen, Jeffs, Kincaid and Prezant have the accounting and related financial management expertise within the meaning of the listing standards of the NYSE. Our audit committee met eleven times during fiscal year 2012 and did not act by unanimous written consent in performing its functions.

Our Board has adopted procedures for reporting concerns under our code of business conduct and ethics and other company policies, including complaints regarding accounting and auditing matters in accordance with Rule 10A-3 under the Exchange Act. The full text of these procedures is attached as an addendum to our code of business conduct and ethics which is available on our corporate website at www.strategichotels.com. A copy of our code of business conduct is also available, free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 West Madison Street, Suite 1700, Chicago, Illinois, 60606.

Compensation Committee. The compensation committee’s primary duties are described in the compensation committee charter and include, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the CEO’s compensation level based on this evaluation;

•

reviewing and approving compensation for executive officers other than our CEO, incentive-compensation plans and equity-based plans and programs, including our Second Amended and Restated 2004 Incentive Plan, or the 2004 Incentive Plan, making or authorizing awards under such plans and programs, overseeing the activities of the individuals and committees responsible for administering these plans and programs, and discharging any responsibilities imposed on the compensation committee by any of these plans or programs;

•	approving any new equity compensation plan or any material change to an existing plan where stockholder approval has not been obtained;

•	in consultation with management, overseeing regulatory compliance with respect to compensation matters;

•	reviewing and approving severance or similar termination payments proposed to be made to any of our executive officers;

•	periodically reviewing our compensation policies to assess whether such policies encourage excessive or otherwise undesirable risk-taking;

•	preparing a report for inclusion in our proxy statement for our annual meeting;

•	preparing and issuing an evaluation of the compensation committee;

•	reporting to our Board on a regular basis, the activities and actions conducted by the committee; and

•	performing any other duties or responsibilities expressly delegated to the compensation committee by the Board from time to time relating to our compensation programs.

The compensation committee has the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. The authority to retain compensation consultants to assist in the evaluation of CEO or senior executive compensation is vested solely in the compensation committee.

The compensation committee is responsible for monitoring any risks relating to employment policies and our compensation and benefits systems. To assist in satisfying these oversight responsibilities, the committee has retained its own compensation consultant when considering certain changes to the compensation program and also meets regularly with management to understand the financial and human resources implications of compensation decisions being made. Management works collaboratively with the compensation committee and offers advice and makes recommendations on compensation programs.

The compensation committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the compensation committee or any director or directors. Without limitation on the foregoing, the compensation committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the compensation committee who are (i) “Non-Employee Directors” for the purposes of Rule 16b-3 under the Exchange Act and (ii) “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

The compensation committee is currently composed of Messrs. Jeffs, Kincaid, Michels, Reilly and Ms. Rosenberg, with Mr. Jeffs serving as the compensation committee’s chairperson. All compensation committee members meet the independence criteria set forth in the listing standards of the NYSE Our compensation committee met nine times during 2012 and acted by unanimous written consent three times.

The written compensation committee charter is available on our website at www.strategichotels.com. A copy of our compensation committee charter is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Corporate Governance and Nominating Committee. The corporate governance and nominating committee’s primary purpose and responsibilities are described in the corporate governance and nominating committee charter and include, among other things:

•	identifying individuals qualified to become members of our Board and recommending director candidates for election or re-election to our Board;

•	considering and making recommendations to our Board regarding board size and composition and committee composition; and

•	developing and recommending to our Board a set of corporate governance guidelines, and reviewing those principles at least once a year.

The corporate governance and nominating committee is currently comprised of Messrs. Bowen, Michels, Prezant, Reilly and Ms. Rosenberg, with Mr. Prezant serving as the corporate governance and nominating committee’s chairperson. All corporate governance and nominating committee members meet the independence criteria set forth in the listing standards of the NYSE. Our corporate governance and nominating committee met four times during fiscal year 2012 and did not act by unanimous written consent in performing its functions.

The written corporate governance and nominating committee charter is available on our website at www.strategichotels.com. A copy of our corporate governance and nominating committee charter is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Written communications submitted by stockholders pursuant to our stockholder communications policy regarding recommending the nomination of a person to be a member of our Board, will be forwarded to the chair of the corporate governance and nominating committee for consideration. Stockholders may recommend director nominees for consideration by the corporate governance and nominating committee by submitting the proposed director’s name along with the information described below to our Secretary at: Secretary, Stockholder Nominations, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606. The submissions should include a current resume and curriculum vitae of the candidate and a statement describing the candidate’s qualifications and contact information for personal and professional references. The submission should also include the name and address of the stockholder who is submitting the nominee, the number of shares which are owned of record or beneficially by the submitting stockholder and a description of all arrangements or understandings between the submitting stockholder and the candidate. The corporate governance and nominating committee will consider director candidates who have been identified by other directors or our stockholders but has no obligation to recommend such candidates for nomination except as may be required by contractual obligation of the Company.

In selecting or recommending candidates for selection to our Board, including nominees recommended by stockholders, the corporate governance and nominating committee shall take into consideration the following criteria, which are set forth in our corporate governance guidelines, and such other factors as the corporate governance and nominating committee deems appropriate:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to our needs; and

•	diversity of viewpoints, background, experience and other demographics.

While the corporate governance and nominating committee has not adopted a formal diversity policy with regard to the selection of director nominees, diversity is one of the factors that it considers in identifying nominees. As part of this process, the corporate governance and nominating committee evaluates how a particular candidate’s perspectives, knowledge, experience and expertise in substantive matters relating to our business may add value to the Board.

The corporate governance and nominating committee is authorized, in its sole discretion, to engage outside search firms, other experts and consultants to assist with the process of identifying and qualifying candidates and has the authority to negotiate the fees and terms of such retention.

Executive Committee. The executive committee’s primary purpose and responsibilities are to act on behalf and in the place of our Board in the management of our business and affairs upon express delegation by our Board. The executive committee is currently comprised of Messrs. Bowen, Gellein and Jeffs, with Mr. Gellein serving as the executive committee’s chairperson. Our executive committee met once during fiscal year 2012 and did not act by unanimous written consent in performing its functions.

Corporate Governance

Code of Business Conduct and Ethics. We have adopted a written code of ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. This code of business conduct and ethics is designed to comply with SEC regulations and NYSE listing standards related to codes of conduct and ethics and is posted on our corporate website at www.strategichotels.com. A copy of our code of business conduct and ethics is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Corporate Governance Guidelines. We have also adopted written corporate governance guidelines to advance the functioning of our Board and its committees and to set forth our Board’s expectations as to how it should perform its functions. Our corporate governance guidelines are posted on our corporate website at www.strategichotels.com. A copy of our corporate governance guidelines is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Stockholder Communications Policy. We have adopted procedures for employees, stockholders and other interested parties to communicate their concerns regarding accounting, internal accounting controls or auditing matters to the audit committee and other matters to non-management directors or our Board as a group. Our code of business conduct and ethics requires employees to report such concerns. All such concerns may be communicated to the Secretary by written correspondence directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Employees, stockholders and other interested parties may communicate concerns regarding accounting, internal accounting controls or auditing matters to the Secretary on a confidential and anonymous basis. The Secretary will distribute (i) all communications regarding accounting, internal accounting controls or auditing matters to the audit committee prior to each meeting of the audit committee, (ii) all other communications to non-management directors prior to each executive session of non-management directors and (iii) all communications to our entire Board prior to the next scheduled meeting of our Board. If it is unclear whether a communication involves accounting or auditing matters or if it involves both accounting and auditing matters and other matters, the Secretary will direct such communication to both the audit committee and non-management directors, with a note to that effect. In each case (and except as the audit committee or non-management directors may otherwise request), the Secretary will provide original copies or records of all communications. However, depending on the length and number of communications received, the Secretary may provide only a summary of the communications along with the original copy or record of any communications deemed particularly important. The original copies or records of all communications will be available to the Board or appropriate committee thereof, if applicable, upon request. The Secretary will maintain a log of each communication received, the date such communication was distributed to the audit committee, non-management directors or Board (and to which of these it was distributed) and whether it was distributed in summary or original form.

The Board or appropriate committee thereof, if applicable, will determine whether any action or response is necessary or appropriate with respect to a communication. If so, they will take or direct such action as they deem appropriate. Such action may include engaging outside advisers, for which funding will be available. The determinations in respect of each communication and any further action taken will be recorded in the log maintained by the Secretary. These determinations may be recorded based on standard categories, which may include: the communication is misdirected (such as a communication involving only an employment dispute); no further action required, because the communication can be analyzed on its face; and further action required (with a record of the action taken and its outcome). The Secretary or any other person designated by the audit committee or non-management directors will report on the status of any further action directed by the audit committee or non-management directors on a quarterly basis.

The full text of the stockholder communications policy is available on our corporate website at www.strategichotels.com. A copy of our stockholder communications policy is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Director Attendance at Annual Meeting of Stockholders. We do not have a formal policy regarding attendance by directors at our annual meeting of stockholders but invite and encourage all directors to attend. We make every effort to schedule our annual meeting of stockholders at a time and date to permit attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law. At our last annual meeting, which was held on May 24, 2012, all ten directors serving at such time attended in person.

Woodbridge Transaction

On February 24, 2011, we entered into a Purchase and Sale Agreement, or the Agreement, with certain affiliates of The Woodbridge Company Limited, or Woodbridge, pursuant to which we agreed to (i) acquire the hotels commonly known as the Four Seasons Resort Jackson Hole and the Four Seasons Hotel Silicon Valley for an aggregate of 15,200,000 shares of our common stock and (ii) issue and sell to an affiliate of Woodbridge, or the PIPE Purchaser, in a concurrent private offering 8,000,000 shares of our common stock at a price of $6.25 per share, which we collectively refer to herein as the Transactions. The Transactions closed on March 11, 2011. Among other things, the Agreement provides that if the PIPE Purchaser or its affiliates so desire, we shall, consistent with and subject to Maryland General Corporation Law, or MGCL, acting through the Board appoint one person designated by the PIPE Purchaser or its affiliates, or the Appointee, acceptable to us, to the Board, provided, however, that such one-time appointment right terminates (A) after the initial appointment of the Appointee or (B) on the earlier of such time as Woodbridge and its affiliates collectively own less than (other than as a result of splits, reclassifications, recapitalizations, recombinations and/or similar events or transactions) (i) the number of shares received by the Woodbridge affiliates in the Transactions or (ii) an aggregate of 5% of our outstanding common stock on a fully diluted basis assuming the conversion, exercise and exchange of outstanding convertible, exercisable or exchangeable securities. In addition, pursuant to the Agreement, commencing after any appointment of an Appointee, until the earlier of such time as Woodbridge and its affiliates collectively own less than (other than as a result of splits, reclassifications, recapitalizations, recombinations and/or similar events or transactions) (i) the number of shares received by the Woodbridge affiliates in the Transactions or (ii) an aggregate of 5% of our outstanding common stock on a fully diluted basis assuming the conversion, exercise and exchange of outstanding convertible, exercisable or exchangeable securities, if the PIPE Purchaser or its affiliates so desire, we shall, consistent with and subject to the MGCL, acting through the Board, nominate for election to the Board, one representative designated by the PIPE Purchaser or its affiliates, and reasonably acceptable to us, at each annual meeting of our stockholders. As of April 5, 2013, neither the PIPE Purchaser nor its affiliates have designated an Appointee.

Compensation Committee Interlocks and Insider Participation

From January 1, 2012 to November 1, 2012, the compensation committee of the Board was comprised of Messrs. Gellein, Jeffs, Kincaid and Reilly. Ms. Rosenberg joined the compensation committee on March 21, 2012. As of November 2, 2012, Mr. Gellein no longer served on the compensation committee. Other than Mr. Gellein’s November 2, 2012 appointment as President and CEO of the Company, none of the members of the Board who sat on the compensation committee in 2012 was employed by us as an officer or employee during or prior to 2012. No compensation committee member had any interlocking relationships requiring disclosure under applicable rules and regulations.

For a description of certain relationships and transactions with members of our Board or their affiliates, see “Transactions With Related Persons” beginning on page 57.

EXECUTIVE COMPENSATION

Executive Officers

The following sets forth, as of April 1, 2013, the positions, ages and selected biographical information for our executive officers who are not directors:

Diane M. Morefield

Diane M. Morefield, age 54, has served as the Company’s Executive Vice President, Chief Financial Officer since April, 2010. From December 2009 to March of 2010, Ms. Morefield served as a Senior Consultant at CTS Holdings, Inc., a business advisory and project management firm. From November 2007 through June 2009, Ms. Morefield served as Chief Financial Officer of Equity International, a privately-held investment company focused exclusively on real estate related businesses operating outside of the United States. During this time, Ms. Morefield was responsible for financial reporting, investor relations, portfolio management, treasury and was actively involved in significant capital raising. From April 2007 through October 2007, Ms. Morefield served as Chief Financial Officer of Joseph Freed & Associates, LLC, a family owned, privately-held real estate development and operating company specializing in retail, residential and mixed-use projects. From July 1997 to September 2006, Ms. Morefield was employed by Equity Office Properties Trust (NYSE: EOP), the largest publicly traded office REIT and owner of office buildings in the United States with revenues of approximately $3.3 billion and a total capitalization of approximately $30 billion. Her last position at EOP was Regional Senior Vice President for the company’s Midwest region where she was responsible for the overall business strategy, financial performance, operations, management and leasing activity for the region with total revenues of over $450 million, a portfolio size of 19.5 million square feet and over 300 employees. Prior to this role, Ms. Morefield was Senior Vice President – Investor Relations at EOP and responsible for all investor and public relations at the company. Ms. Morefield serves on the Board of Directors and is Audit Committee Chair for Spirit Realty Capital (NYSE: SRC). She is also a board member of the Chicagoland Chamber of Commerce. Ms. Morefield received an MBA from The University of Chicago and a Bachelor of Science in Accountancy from the University of Illinois. She is a certified Public Accountant.

Richard J. Moreau

Richard J. Moreau, age 66, has served as the Company’s Executive Vice President, Asset Management since 2005 and as Chief Operating Officer since 2011. Mr. Moreau previously served as the Company’s Vice President, Asset Management from 1997 to 2003 and Senior Vice President, Asset Management from 2003 until 2005. Mr. Moreau is responsible for the asset management of all our properties. Mr. Moreau has been in the hospitality industry for over 40 years in both property and multi-unit operation positions. From 1992 until he joined the Company in November 1997, Mr. Moreau was a principal in Gremor Hospitality, a hotel asset management company. From 1988 until 1992, he was a principal and Executive Vice President at Inn America Corporation, an independent hotel management company, where he was responsible for the day-to-day operations of 22 full service hotels and resorts operating under franchise agreements with Hilton, Sheraton and Holiday Inn. From 1985 until 1988, he was a Vice President of Operations for Hyatt Hotels and Resorts, where he was responsible for the development and implementation of all pre-opening and operating procedures for six prototype Hyatt hotels. From 1972 to 1985, Mr. Moreau worked for The Howard Johnson Company.

Paula C. Maggio

Paula C. Maggio, age 44, is the Company’s Executive Vice President, General Counsel and Secretary, and has been responsible for oversight of the Company’s legal affairs since 2004. Ms. Maggio played a critical role in the Company’s initial public offering in 2004 and subsequently executed a number of significant transactions for the Company. Ms. Maggio also retains responsibility for the Company’s Human Capital function. From 2007 to 2012, Ms. Maggio served as the Company’s Senior Vice President, General Counsel and Secretary. From 2004 to

2007, Ms. Maggio served as the Company’s Vice President, General Counsel and Secretary. Upon joining the Company’s predecessor in December, 2000 and through May, 2004, Ms. Maggio acted as Vice President, Assistant Secretary and Associate General Counsel. Prior to joining the Company’s predecessor, Ms. Maggio practiced law with Altheimer & Gray, where she focused primarily on real estate and hospitality law. Ms. Maggio received a Bachelor of Arts and Juris Doctor, cum laude, from the University of Illinois in 1991 and 1994, respectively.

Stephen M. Briggs

Stephen M. Briggs, age 54, has served as the Company’s Senior Vice President, Chief Accounting Officer since February 2009. Mr. Briggs previously served as the Company’s Vice President, Controller and Principal Accounting Officer from 2007 until February 2009. Prior to joining the Company in 2007, Mr. Briggs served as the Senior Vice President-Asset Strategy/Strategic Planning of Equity Office Properties Trust (NYSE: EOP), the largest publicly-traded office REIT and owner of office buildings in the United States with revenues of approximately $3.3 billion and a total capitalization of approximately $30 billion, where he provided strategic direction and leadership to the accounting, tax, financial reporting, regional finance, lease administration and financial modeling functions. His responsibilities included all external and internal financial reporting, including SEC reporting, federal and local income tax compliance, reporting to EOP’s audit committee and Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) compliance and coordination with external auditors of quarterly and annual audit processes. Prior to that, Mr. Briggs held positions at EOP as Senior Vice President—Chief Accounting Officer (2000-2004); Senior Vice President—Financial Reporting and Accounting (1999); Vice President- Financial Reporting and Accounting (1996-1999) and Vice President—Property Accounting (1993-1996). He was formerly a Vice President at VMS Realty Partners and an Auditor at Deloitte, Haskins & Sells. Mr. Briggs received a MBA from DePaul University and a Bachelor of Science in Accountancy from The University of Illinois. Mr. Briggs is a Certified Public Accountant and is a member of Best Financial Practices Council of the National Association of Real Estate Investment Trust.

COMPENSATION DISCUSSION AND ANALYSIS

I.	Overview

This Compensation Discussion and Analysis describes the compensation policies and arrangements that are applicable to the CEO and Chief Financial Officer, or the CFO, as well as the other executive officers included in the summary compensation table under “—2012 Summary Compensation Table” on page 34, who are collectively referred to as the “named executive officers,” or the NEOs, as such term is defined in Item 402(a) of Regulation S-K.

II.	Compensation Highlights

Although we are very focused on achieving our business objectives, we are also cognizant of the views of our stockholders regarding our compensation programs and in 2012 we continued to focus on enhancing and improving our compensation programs to be better aligned with our stockholders and ensure we pay for performance. The compensation committee carefully considers feedback from our stockholders regarding our executive compensation program, including the results of our stockholders’ advisory vote on executive compensation at the 2012 annual meeting. In light of our continued focus on improving our programs, in 2012 we modified our compensation programs as follows:

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We entered into a new long-term incentive program pursuant to which 67% of the target award is based on our relative total stockholder return against two indices. We believe this is an extremely robust performance plan that truly aligns management with our stockholders. As part of this program, the percentage of long-term awards granted in the form of time-vested restricted stock units, or RSUs, was significantly reduced. This program design directly ties a significant component of management’s compensation with the Company’s long-term relative total stockholder return. This program design continues our focus on ensuring that we pay for performance—if our stockholders earn money, so does our management team.

•

The Company and management agreed to cap the shares deemed outstanding for purposes of calculating market capitalization under the Company’s Value Creation Plan, or the VCP. This cap limited the pay-outs to our VCP participants in 2012.

•

We modified our annual bonus program by increasing the percentage of target bonus attributable to performance against budget from 25% to 50%. This change increases our weighting towards performance-based compensation elements, reduces discretion and further aligns our management team with our stockholders.

•

We amended our 2004 Incentive Plan to allow the Company to grant awards subject to double-trigger vesting upon a change-in-control. The long-term incentive program entered into in 2012, and continued into 2013, requires double-trigger vesting for RSUs.

•

When we entered into Mr. Gellein’s employment agreement in 2012, we did not provide for a guaranteed annual grant of RSUs because our stockholders had expressed concern with a compensation plan design that includes such a guaranteed grant.

These modifications and plan design changes were made to ensure that our compensation programs align the interests of management with those of stockholders. Stockholders are invited to express their views to the Board regarding executive compensation as well as other matters as described in this proxy statement under the heading “Stockholder Communications Policy”.

In accordance with the preference indicated by more than 92% of the votes cast regarding the frequency of future advisory votes on executive compensation, the Board determined that future advisory votes on executive compensation would be submitted to stockholders every year.

III.	Compensation Philosophy & Objectives

The compensation committee has three primary objectives for our compensation program:

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Provide overall levels of compensation that are competitive in order to attract and motivate highly qualified, experienced executives to enhance the interests of the Company and build long-term stockholder value;

•	Provide annual and long-term incentives that emphasize performance-based compensation, contingent upon achieving company and individual performance goals; and

•

Align the interests of our management with those of our stockholders by having a meaningful portion of our executive compensation programs comprised of equity-based incentives tied to stock price performance.

To achieve its objectives, the compensation committee has established a compensation program for NEOs consisting of base salary, annual bonus awards and our long-term incentive program. Pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive.

As an executive’s level of responsibility increases, a greater proportion of his or her total compensation is based on the annual and long-term performance-based incentive compensation and less on base salary. The level and structure of these performance-based incentive elements reflects our variable pay-for-performance philosophy.

IV.	Establishing the Compensation Program

To assist the compensation committee in meeting its objectives, the compensation committee may engage an outside executive compensation consulting firm to review the key elements of our compensation programs, base pay, annual incentives and long-term incentives, as well as its structure, including design and performance measurements. In 2011, the compensation committee engaged Vivient Consulting, or Vivient, to assess the competitive compensation levels for the NEOs, to design a new long-term incentive program and to review the annual bonus plan. The compensation committee engaged Vivient for this assignment because competitive pay positioning had not been conducted for several years, the VCP was concluding in 2012 and the compensation committee desired to adopt a new long-term incentive program that incorporated more robust performance-based metrics.

For purposes of the review and plan design, Vivient and the compensation committee developed a new peer group consisting of nine hotel REITs and seven hotel operator companies (the “2011 Peer Group”), as follows:

•	Ameristar Casinos, Inc.

•	Ashford Hospitality Trust, Inc.

•	Chesapeake Lodging Trust

•	Choice Hotels International, Inc.

•	DiamondRock Hospitality Company

•	FelCor Lodging Trust, Inc.

•	Gaylord Entertainment

•	Hersha Hospitality Trust
•	Host Hotels & Resorts

•	Isle of Capri Casinos

•	LaSalle Hotel Properties, Inc.

•	Morgans Hotel Group Co.

•	Pebblebrook Hotel Trust

•	Pinnacle Entertainment, Inc.

•	Sunstone Hotel Investors, Inc.

•	Vail Resorts, Inc.

The compensation committee selected the 2011 Peer Group by reviewing the industry, size and similarity of business focus of the proposed peer group companies to the Company. As part of this process, Vivient worked with the compensation committee to compile a list of potential hotel REIT peers and hotel operator peers, utilizing a market capitalization between $200 million and $3 billion. The compensation committee added five hotel REITs and three hotel operating companies to the then-existing peer group. The compensation committee removed several companies from the prior peer group because it determined such companies were not hotel companies or because their market capitalization was too high. The companies that were removed from our peer group were Taubman Centers, Inc., Ventas, Inc. and Wyndham Worldwide.

In 2012, the compensation committee engaged Towers Watson to evaluate, recommend and design a new compensation program for Laurence S. Geller, the Company’s former President and CEO, in light of the scheduled expiration of Mr. Geller’s employment agreement and after the Company and Mr. Geller mutually agreed to separate, to evaluate, recommend and design the compensation program for our new President and CEO, Mr. Gellein. On both matters, Towers Watson’s analysis was based on the 2011 Peer Group, which the compensation committee continued to view as an appropriate group of companies against which to benchmark.

The compensation committee meets with our CEO to discuss his compensation package, but ultimately decisions regarding his package are made solely based upon the compensation committee’s deliberations, with input from its compensation consultant from time to time. Decisions regarding other NEOs are made by the compensation committee considering recommendations from our CEO and the compensation consultant from time to time.

V.	Compensation Structure

A.	Pay Elements—Overview

The three main components of compensation are:

•	Base Salary

•	Annual Bonus

•	LTI Program

B.	Pay Elements—Details

(1) Base Salary

Base salaries are set with regard to the position within the Company and the individual’s current and sustained performance results. The base salary levels for each NEO are reviewed annually by the compensation committee. In setting base salaries, the compensation committee may consider:

•	competitive market and peer group data specific to an executive’s position;

•	individual performance assessments, against goals established for the prior year by the specific individual or the management team collectively;

•	expected future contributions;

•	job responsibility; and

•	Company performance.

There is no specific weighting applied to any one factor in setting the level of base salary, and the process ultimately relies on the subjective exercise of the compensation committee’s judgment.

To reflect Ms. Maggio’s contributions and responsibilities and to reflect parity in terms of the importance of the position in the Company relative to others, Ms. Maggio was promoted to Executive Vice President of the Company on November 2, 2012. Ms. Maggio’s base salary was not adjusted as of such date.

Other than Mr. Briggs, who received an approximately 4% increase to reflect his on-going contribution to the Company, our NEOs did not receive base salary increases during compensation decisions regarding 2012 year-end compensation in 2013. The 2013 base salaries of our current NEOs are as follows:

Name	2013 Base Salary
Raymond L. Gellein, Jr.	$800,000
Diane M. Morefield	$392,533
Richard J. Moreau	$392,533
Paula C. Maggio	$340,000
Stephen M. Briggs	$250,000

(2) Annual Bonus Awards

Our annual bonus award program provides our NEOs the opportunity to receive cash bonus awards. In 2012, the annual bonus program included a Company financial component and a qualitative component. The weighting of the financial component was increased to 50% of target bonus and the weighting of the qualitative or discretionary component was decreased to 50% of target bonus. The weighting of 50% of the bonus to the financial metric was an increase from our 2011 program, which was based 25% on achievement of the financial metric.

In 2012, the metric for the financial component was EBITDA (as hereinafter defined) results against budgeted EBITDA. For computational purposes, “EBITDA” represents net income or loss attributable to the Company’s common stockholders excluding: (i) interest expense, (ii) income taxes, including deferred income tax benefits and expenses applicable to our foreign subsidiaries and income taxes applicable to sale of assets; and (iii) depreciation and amortization. EBITDA also excludes interest expense, income taxes and depreciation and amortization of our equity method investments, the effect of realizing deferred gains on our sale leasebacks, as well as the effect of gains or losses on sales of assets, early extinguishment of debt, impairment losses, foreign currency gains or losses and other non-recurring charges including the expense related to the VCP.

For the qualitative component of the bonus, the compensation committee considered the following in its subjective determination of the appropriate amount earned: personal performance, stock price appreciation and assessment of Company performance. In considering performance, the compensation committee made a subjective assessment regarding attainment of Company-wide objectives established by management and the Board in the first quarter of 2012, as set forth in the table, below. The compensation committee’s subjective determination on the qualitative component did not assign any specific weighting to the various objectives or other considerations.

The goals with respect to annual bonus awards are established at three separate levels—threshold, target and maximum.

Mr. Gellein’s annual total target incentive was 100% of his base salary, prorated for his length of service in 2012, or $128,000. Ms. Morefield and Mr. Moreau had a total target incentive of 75% of base salary, or $294,400. Ms. Maggio had a total target incentive of 75% of base salary, or $255,000. Mr. Briggs had a total target incentive of 60% of base salary, or $144,494.

In 2012, to earn a target bonus on the Company financial component of the bonus, EBITDA was required to be at 100% of budgeted EBITDA. For 2012, budgeted EBITDA was $171.5 million. To earn a threshold bonus on the Company financial component of the bonus, EBITDA was required to be at 90% of budget. The threshold bonus on the Company financial component of the bonus was 50% of target of such component for the NEOs. If results were less than 90% of budgeted EBITDA, the NEOs would not be entitled to an award based on Company achievement of financial goals unless the compensation committee made a special determination otherwise. In 2012, to earn a maximum pay-out on the Company financial component of the bonus, EBITDA was required to be at least 107.5% of budgeted EBITDA. Pay-out at such maximum levels would be at 200% of the target incentive amount for Mr. Gellein and at 150% of the target incentive amount for the other NEOs. To the extent final EBITDA results were between 90% and 107.5%, there would be a straight-line interpolation of the pay-out for the financial component.

For the qualitative component, the maximum pay-out would be 200% of target for Mr. Gellein and 150% of target for the other NEOs unless the compensation committee made a special determination otherwise.

The following table shows the annual bonus plan components at threshold, target and maximum for each of our current NEOs:

	2012 Annual Bonus Plan
	Financial Component (50%)			Discretionary Component (50%)			2012 Annual Bonus Plan Total
Name	Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum
Raymond L. Gellein, Jr. *	$32,000	$64,000	$128,000	$32,000	$64,000	$128,000	$64,000	$128,000	$256,000
Diane M. Morefield	$73,600	$147,200	$220,800	$73,600	$147,200	$220,800	$147,200	$294,400	$441,600
Richard J. Moreau	$73,600	$147,200	$220,800	$73,600	$147,200	$220,800	$147,200	$294,400	$441,600
Paula C. Maggio	$63,750	$127,500	$191,250	$63,750	$127,500	$191,250	$127,500	$255,000	$382,500
Stephen M. Briggs	$36,124	$72,247	$108,370	$36,124	$72,247	$108,370	$72,247	$144,494	$216,741

*	Annual target bonus pro-rated for length of service in 2012.

The compensation committee also retains the discretion to pay discretionary supplemental bonuses outside the standard bonus program to the extent it deems appropriate.

Bonuses are paid in the first quarter of each year for the prior year’s performance once the compensation committee has had the opportunity to assess Company financial performance and accomplishments of the Company and its employees.

2012 Bonuses

Financial. For 2012, EBITDA, was $174.9 million. Consequently, actual financial performance was approximately 102% of budgeted EBITDA. Using straight-line interpolation, Mr. Gellein earned 126% of target for the financial component of the 2012 bonus and the other NEOs earned 113% of target for the financial component of the 2012 bonus.

Qualitative. In reviewing the qualitative component of the bonus, the compensation committee found that the Company had accomplished the majority of its 2012 objectives. The material 2012 Company objectives and the performance against each such objective is described as follows:

2012 Company Objectives	2012 Accomplishments
Achieve budgeted 2012 EBITDA	$174.9 million vs. $171.5 million budget
Gross operating profit margin expansion of at least 80 basis points	Gross operating profit margin expansion of 130 basis points
RevPAR Index to outperform competitive sets	Company maintained RevPAR Index relative to competitive sets. With the exception of displacement related to capital projects at two hotels in the Company’s portfolio in the fourth quarter, Company would have out-performed.
Retain liquidity of at least $100 million	2012 year-end liquidity of $135 million
Resume payment of preferred dividends	Payment of preferred dividends resumed in 2012
Execute capital expenditure projects on budget	Accomplished
Execute refinancing of the Hyatt Regency La Jolla loan	Accomplished
Fund acquisitions on a leverage neutral basis	JW Marriott Essex House New York hotel to be funded on a leverage neutral basis upon completion of asset disposition in 2013

Additionally, we executed several opportunistic transactions and managed matters which were critically important in positioning us for future success, including the following:

•

We completed the final stages of staggering our debt maturities staggered so that no year has more than 29% of our outstanding debt obligations maturing in any one year (assuming the full capacity of our revolving line of credit is drawn);

•

We successfully issued approximately $115 million in common equity in April 2012 to fund our December 2011 tender offer and buy back of 22% of our outstanding preferred equity at a 15% discount to par plus accrued dividends;

•	We paid 14 quarters of accrued preferred equity dividends and resumed quarterly payments of preferred equity dividends;

•	We acquired the JW Marriott Essex House New York hotel with a joint-venture partner and closed on mortgage financing totaling $190 million;

•

We out-performed our peers in 2012 annual stock price performance. Our stock price increase in 2012 was 19.2%, whereas the average stock price performance of the companies against which we compare ourselves in our annual report to stockholders (Felcor Lodging Trust, Host Hotels & Resorts, Inc., Hospitality Properties Trust, LaSalle Hotel Properties and Sunstone Hotel Investors, Inc.) was 6.8%; and

•	We executed our CEO succession plan with little disruption to the Company.

In light of the foregoing, the compensation committee determined the 2012 bonuses, paid in March 2013, to be as set forth below:

	2012 Cash Bonus
Name	EBITDA vs. Budget Component (50%)	Discretionary Component (50%)	Total 2012 Cash Bonus
Raymond L. Gellein, Jr.	$80,640	$119,360	$200,000
Diane M. Morefield	$166,336	$183,664	$350,000
Richard J. Moreau	$166,336	$183,664	$350,000
Paula C. Maggio	$144,075	$175,925	$320,000
Stephen M. Briggs	$81,639	$78,361	$160,000

(3) LTI Program

RSUs, performance-based RSUs or performance shares and stock options may be awarded as long-term incentives, and are used to balance the short-term focus of annual bonus awards by tying rewards to performance achieved over multi-year periods, as well as providing us with a tool to retain our NEOs.

Our compensation philosophy places great emphasis on long-term incentives, which is consistent with our goal of providing superior long-term stockholder value.

LTI Program

In early 2012, upon consideration of (i) the performance of the NEOs in completing the Company’s balance sheet restructuring earlier than originally contemplated, (ii) the participants in the VCP agreeing to cap the amount of shares to be utilized in calculating the value of the pay-out under the VCP in 2012 and (iii) the desire to create a program with more stockholder return-based metrics, the compensation committee adopted a new long-term incentive program as of January 1, 2012, with a performance period of 2012-2014 (such program, the “2012 LTI Program”). The compensation committee elected to continue the 2012 LTI Program design in 2013 with a performance period of 2013-2015 (such program, the “2013 LTI Program”) (the 2012 LTI Program and

2013 LTI Program, jointly the “LTI Program”). As previously described, the compensation committee engaged Vivient Consulting to assist with plan design for the LTI Program prior to its initial roll-out in early 2012.

The objective of the LTI Program is to focus the NEOs on achieving significant share price growth over a three year time horizon and to reward executives for demonstrated stockholder value creation, as measured by a combination of absolute and relative total stockholder return (stock price appreciation plus the reinvestment of dividends).

The following table describes the annual target value for each of our NEOs for the 2013 LTI Program:

	2013 LTI Program
NEO	Target Annual LTI Award (expressed as % of Base Salary)	2012 Year-End Annual Base Salary ($)	2013 Target Annual LTI Award Opportunity ($)
Raymond L. Gellein, Jr.	250%	$800,000	$2,000,000
Diane M. Morefield	160%	$392,533	$628,053
Richard J. Moreau	160%	$392,533	$628,053
Paula C. Maggio	160%	$340,000	$544,000
Stephen M. Briggs	110%	$240,824	$264,906

This LTI Program is comprised of a combination of a Performance Share Plan, or PSP, and time-based RSUs. For the LTI Program, the PSP comprises 67% of the target award and the time-based RSUs comprise 33% of the target award.

Performance Share Plan (PSP)

The compensation committee has determined that a PSP should be a key element of the LTI Program. Under a PSP, performance shares are earned based on attainment of specified performance measures, typically measured over a three-year period. A PSP ensures a strong link between pay and sustained long-term performance of the Company, as the executive’s ability to earn shares is diminished if performance goals are not achieved and sustained.

With respect to our NEOs, the compensation committee determined that 67% of the value of their long-term incentives should be in the form of a PSP. Because the compensation committee felt it important to motivate the NEOs over a longer time horizon, the PSP was designed to be a 3-year program, and the opportunity to earn shares under the PSP for the 2013 LTI Program would be tested as of year-end 2015. The key performance metric for the PSP was determined to be relative total stockholder return (share price appreciation plus dividend), or TSR, of the Company. For the PSP, 75% of the award will be tested relative to the companies that comprise the SNL Lodging Index and 25% of the award will be tested relative to the companies that comprise the MSCI US REIT Index. The compensation committee determined that it was appropriate to have 75% of the PSP performance weighted against the companies in the SNL Lodging Index because this index is comprised only of hotel REITs and best reflects the product class against which investors assess the Company’s performance. The 25% of the PSP judged relative to the MSCI US REIT Index was determined to be appropriate because it contains approximately 90% of all publicly-traded REITs across all real estate classes and is a broader group of companies against which to measure performance. The compensation committee elected to benchmark the TSR measure against recognized industry indices in an effort to gauge performance with respect to objective third-party stock indices.

The performance period under the 2013 LTI Program began on January 2, 2013 and ends on December 31, 2015. In light of the volatility in the Company’s stock price, the compensation committee elected to determine TSR for the Company, and for the companies in the indices against which the Company is being ranked, by using as a starting stock price the average closing stock price for the 60-trading days ending December 31, 2012 for the

2013 LTI Program. This results in a starting stock price for the Company of $6.10 for the 2013 LTI Program. To determine the ending stock price as of year-end 2015, the calculation for the Company and for the companies in the indices against which the Company is being ranked, will be the average closing stock price for the 60-trading days ending December 31, 2015.

To determine the number of shares granted at target under the PSP, in light of the volatility of the company’s stock price, Vivient initially recommended the target value of the PSP be divided by the Company’s average closing stock price for the 60-trading days ending December 31, 2011 ($5.09) for the 2012 LTI Plan; however, because of the Company’s stock price appreciation through the grant date, for the 2012 LTI Plan, the compensation committee awarded the PSP at the grant date stock price instead ($6.15) which resulted in fewer shares granted. In 2013, the compensation committee again elected to base the grant on the grant date stock price rather than the average closing stock price for the 60-day trading days ending December 31, 2012. This again resulted in fewer shares being awarded because the closing date stock price on February 26, 2013 ($7.21) was approximately 18% higher than the 60-trading day average ending December 31, 2012 ($6.10). The PSP grants equaled 67% of the annual target value divided by the February 26, 2013 grant date closing stock price ($7.21) as follows:

NEO	LTI Target for PSP (67% of Target)($)	PSP February 26, 2013 Grant (# Shares)
Raymond L. Gellein, Jr.	$1,340,000	227,891	(1)
Diane M. Morefield	$420,795	58,363
Richard J. Moreau	$420,795	58,363
Paula C. Maggio	$364,480	50,552
Stephen M. Briggs	$177,487	24,617

(1)	Mr. Gellein received a PSP grant for the 2013 LTI Program on November 19, 2012. Mr. Gellein’s grant was determined by dividing the LTI Target for the PSP by the closing stock price on November 18, 2012 ($5.88).

After year-end 2015, based on the TSR results, the NEOs are eligible to receive between 0 and 150% of the number of targeted shares under the PSP as further described below:

BEE TSR Percentile Rank vs. Companies in the SNL Lodging Index (75% weighting)		BEE TSR Percentile Rank vs. Companies in the MSCI US REIT Index (25% weighting)
Percentile Rank	SNL Multiple of Target Shares Earned	Percentile Rank	MSCI Multiple of Target Shares Earned
100%	1.50	100%	1.50
75%	1.25	75%	1.25
50%	1.00	50%	1.00
25%	0.50	25%	0.50
Below 25%	0	Below 25%	0

Note: Linear interpolation between discrete points

Additionally, if performance by the Company against either component is at the 85th percentile or higher, the NEOs will earn an additional 10% of the original target grant for such component. To ensure the Company does not reward negative total shareholder return, the plan limits the award to a pay-out at target if the total shareholder return is not positive for the performance period, even if the Company is above the 50th percentile rank of the companies in the indices. Additionally, if the Company’s ending stock price is below 50% of the starting stock price, there will be no shares earned, even if the Company is at or above the 25th percentile rank of companies in the indices.

Restricted Stock Units (RSUs)

RSUs comprise 33% of the target award under the 2013 LTI Program. To determine the number of RSUs granted, in light of the volatility of the Company’s stock price, Vivient initially recommended the target value of the grant be divided by the Company’s average closing stock price for the 60-trading days ending December 31, 2011 ($5.09) for the 2012 LTI Program; however, because of the Company’s stock price appreciation leading up to the grant date, to determine the number of shares, the Company calculated the grants by dividing the target award by the February 21, 2012 grant date closing stock price ($6.15), which resulted in fewer shares granted. In 2013, the compensation committee again elected to base the grant on the grant date stock price rather than the average closing stock price for the 60-trading days ending December 31, 2012. This election again resulted in fewer shares being awarded because the closing date stock price on February 26, 2013 ($7.21) was approximately 18% higher than the 60-trading day average ending December 31, 2012 ($6.10).

Under the 2013 LTI Program, the three-year time-vested RSU grants made to our NEOs are detailed in the table below:

NEO	LTI Value of RSU (33% of Target)	RSU February 26, 2013 Grant (# of shares)
Raymond L. Gellein, Jr.	$660,000	112,245	(1)
Diane M. Morefield	$207,257	28,746
Richard J. Moreau	$207,257	28,746
Paula C. Maggio	$179,520	24,899
Stephen M. Briggs	$87,419	12,125

(1)	Mr. Gellein’s grant was made on November 19, 2012, with the value of the closing stock price on November 18, 2012 ($5.88).

Value Creation Plan (VCP)

On August 27, 2009, we adopted the VCP to further align the interests and efforts of key employees, including our NEOs, to the interests of our stockholders and to provide key employees an added incentive to create stockholder value and to work towards our growth and success. The VCP provided for up to 2.5% of our market capitalization (limited to a maximum market capitalization based on a common stock price of $20 per share) to be provided to participants in the VCP in 2012 if the highest average closing price of our common stock during certain consecutive twenty trading day periods in 2012 was at least $4.00 (the “Normal Distribution Amount”). The Normal Distribution Amount was to be paid on a quarterly basis during 2012.

The compensation committee established the $4.00 threshold stock price for pay-out in 2012 based on the recommendation of Vivient and on a number of other factors, including the then current stock price of $1.21, the historical 52-week trading range, the difficult economic environment for the Company at such time and the target stock price as published in analyst reports at such time. The VCP would pay nothing if the $4.00 threshold was not reached in 2012; thus unless the Company’s share price increased a minimum of 230%, nothing would be earned under the VCP. The compensation committee determined that the stock price in 2012 was critical due to important debt maturities of the Company on or before that time. The compensation committee believed that that achievement of the threshold stock price would only occur if the Company had made significant progress on improving its balance sheet and refinancing the Company’s indebtedness. When designing the VCP, the compensation committee recognized that in order for the Company to survive and thrive, issuance of equity could be required to fix the Company’s balance sheet and felt this additional equity should be included in the calculation of the VCP payout.

A total of one million VCP units, or the VCP Units (representing the opportunity to earn an amount equal to 2.5% of our market capitalization), was allocated to key employees participating in the VCP.

VCP Cap

The compensation committee considered the impact of share issuances on the VCP and based on their considerations including consideration of input from shareholders, in May 2011, modified the VCP with the consent of participants to exclude from the calculation of market capitalization under the VCP the approximately 10.8 million shares of our common stock issued to an affiliate of the Government of Singapore Investment Corporation as part of our acquisition of the 49% interest in the InterContinental Chicago hotel previously held by the Government of Singapore Investment Corporation.

Additionally, in February 2012, the VCP was again modified and the total shares to be used for the market capitalization calculation were capped at 174,828,353, even if we were to issue additional common equity during 2012.

Awards Under VCP

Of the 1,000,000 VCP Units, the compensation committee granted Mr. Geller 600,000 VCP Units. In determining the level of the grant, the compensation committee and Vivient reviewed Mr. Geller’s award of 600,000 VCP Units and his annual grant of time-vested RSUs under his employment agreement to ensure that Mr. Geller’s payout for long-term incentive compensation over the approximately three-year term of his agreement did not exceed 2.1% of total market capitalization of the Company for such period, or approximately 0.7% of total market capitalization for each of 2010, 2011 and 2012.

In February 2010, after consideration of the need to motivate and retain the NEOs and to better align them with stockholders, the compensation committee granted the other NEOs awards under the VCP. Such awards were determined in the compensation committee’s subjective discretion, based on the recommendation of the CEO. The awards made to the other NEOs were:

Name	VCP Units	% Market Capitalization
Diane M. Morefield(1)	90,000	0.225%
Richard J. Moreau	90,000	0.225%
Paula C. Maggio	70,000	0.175%
Stephen M. Briggs	70,000	0.175%

(1)	Ms. Morefield joined the Company on April 12, 2010 and her award of VCP Units was made as of May 3, 2010.

The remainder of VCP Units have been allocated to other key employees of the Company who are not NEOs.

Deferral Program Under VCP

On June 29, 2011, the Company and Mr. Geller entered into the Strategic Hotels & Resorts, Inc. Value Creation Plan Normal Unit Distributions Deferral Election and Deferral Program, or the Deferral Program, pursuant to which Mr. Geller elected to defer 50% of his share of the Normal Distribution Amount that may be paid under the VCP and to have such Normal Distribution Amount converted into stock units on the basis of the fair market value of a share of our common stock at the time the Normal Distribution Amount would have otherwise been paid. Mr. Geller’s election to enter into the Deferral Program served to increase his investment in the long-term success of the Company. Each stock unit under the Deferral Program was to be converted on a one-for-one basis into a share of our common stock on January 2, 2014 or, if earlier, upon a change-of-control of the Company or the first business day of the calendar month following six months after Mr. Geller’s termination of employment. In light of Mr. Geller’s separation from the Company on November 2, 2012, such conversion into our common stock is scheduled to occur on June 3, 2013.

Performance During VCP Period

As discussed above, the goal of the VCP was to make significant progress on improving the Company’s balance sheet and refinancing the Company’s debt obligations that were scheduled to mature over the term of the VCP. From inception of the VCP through 2012, the Company executed a number of critical transactions and made significant progress in improving its balance sheet under the leadership of our NEOs. During this time period, the Company:

Raised over $660 million in equity:

•	$333 million follow-on public offering (May 2010)

•	$145 million Woodbridge transaction acquiring two Four Seasons hotels including an additional $50 million equity issuance (February 2011)

•	$70 million equity placement to GIC for its share in the InterContinental Chicago hotel (June 2011)

•	$115 million overnight equity offering (April 2012)

Asset sales:

•	Sold the InterContinental Prague hotel for €110.6 million (December 2010)

•	Sold leasehold position at the Marriott Paris Champs-Elysees hotel for approximately $60 million (April 2011)

•	Sold stake in BuyEfficient for $9 million (January 2011)

Debt repayments:

•	Tendered and fully retired $180 million unsecured convertible recourse notes (May 2010)

Hotel del Coronado complex restructuring (February 2011):

•	Negotiated new joint-venture with Blackstone and KSL

•	Closed new CMBS mortgage financing totaling $425 million

Fairmont Scottsdale Princess complex restructuring (June 2011):

•	Negotiated new joint venture structure with Walton Street Capital

•	Negotiated amendment and extension to CMBS debt for four years at below market terms

New line of credit (June 2011):

•	Reduced lenders in bank syndicate from 21 banks to 10 banks

•	Achieved three-year term with one year extension

Debt refinancings:

•	Seven property loans refinanced totaling nearly $900 million

Preferred equity tender (December 2011):

•	Successfully tendered for approximately 22% of outstanding preferred equity at a 15% discount to par plus accrued preferred dividends

Reinstatement of preferred equity dividends (June 2012):

•	Paid 14 quarters of preferred equity dividends

Acquired the Essex House hotel in New York City (September 2012):

•	Acquired a 51% interest in the property

•	Closed new mortgage financing totaling $190 million

Our 2012 stock price reflected the significant progress made on our balance sheet. In 2012, the Company’s common stock traded with a closing price as high as $6.93, creating significant stockholder value since the date of the VCP’s adoption. As of year-end 2012, the Company’s total shareholder return since inception of the VCP was 429% and the highest average closing price of our common stock during a consecutive 20-trading day period in 2012 under the parameters of the VCP was $6.31; therefore, Normal Distribution Amounts under the VCP were paid to our NEOs as set forth below and also as set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

The amounts earned by our NEOs under the VCP are as follows:

Name	VCP Earned Amount
Laurence S. Geller CBE	$16,547,504	(1)
Diane M. Morefield	$2,482,126
Richard J. Moreau	$2,482,126
Paula C. Maggio	$1,930,592
Stephen M. Briggs	$1,930,592

(1)	$8,273,752 of this award was paid in cash and the remaining $8,273,752 was deferred as stock units convertible into 1,301,476 shares of common stock.

(4) Perquisites and Other Benefits

We provide executive officers with a limited number of perquisites that we and the compensation committee believe are reasonable and consistent with our industry. The compensation committee reviews the perquisites annually. Certain perquisites are discussed in further detail in footnotes 2, 4, 7 and 10 to the summary compensation table under “—2012 Summary Compensation Table” on page 34.

(5) Retirement

We do not have a defined benefit pension plan. The Strategic Hotel Funding, L.L.C. 401(k) Plan, or 401(k) Plan, is a retirement savings plan pursuant to which all U.S.-based employees, including the NEOs, are able to contribute and also receive a dollar-for-dollar Company matching contribution based on the level contributed by the employee capped at 6% and subject to the compensation limits for qualified plans. In the event of achievement of our financial goals, we retain discretion to provide an additional contribution to the accounts of all employees participating in the 401(k) Plan. In 2012, we did not make any discretionary additional contributions.

(6) Employment Agreements

We have an employment agreement with Mr. Gellein. The employment agreement is intended to ensure retention of Mr. Gellein as the critical member of the management team and to motivate Mr. Gellein to achieve superior long-term results on behalf of the Company. The compensation program structure in Mr. Gellein’s employment agreement includes base salary, annual incentive bonus opportunity and an annual long-term incentive award. The compensation committee believes that such plan design appropriately motivates and incents Mr. Gellein and aligns his interests with the interests of the stockholders.

Although the other NEOs do not have employment agreements, in 2008, we entered into an agreement with Mr. Moreau, Ms. Maggio and Mr. Briggs regarding severance in the event of termination without cause, constructive termination or change-in-control. We entered into a similar agreement with Ms. Morefield on April 12, 2010. See “—Employment Agreements and Potential Post-Termination Payments—Severance Program” beginning on page 42. At such time, the compensation committee reviewed severance protections for executive officers of the Company’s then peer group of companies and determined that entering into the agreements provided contractual severance protections in the event of termination without cause or a change-in-control and would be consistent with protections found at peer companies.

Additionally, the 2004 Incentive Plan contains single-trigger vesting of equity awards upon a change-in-control. Although we believe that such single-trigger vesting provides a reasonable measure of security to the NEOs that the long-term component of their compensation is not put at risk should the Company undergo such a transaction and ensures that the NEOs would not have objections to a transaction favorable to stockholders based on loss or impairment of their equity compensation value, in February 2012 we amended the 2004 Incentive Plan to allow the Company to grant awards subject to a double-trigger vesting upon a change-in-control. In conjunction with this amendment, the LTI Program requires a double-trigger for vesting of the RSU grants to our NEOs.

V.	Timing of Equity Grants

Historically, grants of equity-based awards under our LTI Program are determined by the compensation committee and have typically been made in February or March of each calendar year following review by the compensation committee of the prior year’s Company and individual performance. Grants may also be awarded at other times of the year upon execution of a new employment agreement, in a new hire or promotion situation or for other unique circumstances. If the approved RSU or performance share grant is set forth in dollars, the number of RSUs or performance shares has typically been determined using the closing price of our common stock on the date of the grant. The compensation committee will approve such grants on (or possibly before) the grant date. The compensation committee retains the discretion to award grants of RSUs, stock options or performance shares at other times during the year if it determines such action is appropriate. See “—LTI Program” beginning on page 25.

VI.	Adjustment or Recovery of Awards

To the extent that any of our financial results are misstated as a result of Mr. Gellein’s willful misconduct or gross negligence and financial results are subsequently restated downward, which would result in lower awards to Mr. Gellein, Mr. Gellein’s employment agreement provides for offsets to future amounts due and/or clawbacks against past amounts paid pursuant to compensatory awards.

In addition, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, Mr. Gellein and Ms. Morefield must reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities during those 12 months.

VII.	Consideration of Prior Amounts Realized

In furtherance of our philosophy of rewarding executives for future superior performance, prior stock compensation gains are not considered in setting future compensation levels.

VIII.	Stock Ownership Guidelines and Hedging Policies

The compensation committee has adopted stock ownership guidelines that are intended to require executive officers to own stock, or RSUs, in the Company equal to a percentage of their base salary, depending on their position. Mr. Gellein is required to own stock or RSUs equal to five times his base salary and the other NEOs are required to own stock or RSUs equal to three times their base salary. Executives are required to reach these levels within five years of the later of commencement of employment or promotion to such executive level. Our NEOs are in compliance with these guidelines as of April 1, 2013. Other than these guidelines, there are no mandated equity holding periods for management.

We also maintain a policy that prohibits executives from holding Company securities in a margin account or pledging our securities as collateral for a loan. An exception exists if the executive requests prior approval from the Company to pledge securities as collateral for a loan (but not for margin accounts) and the executive can demonstrate the financial capacity to repay the loan without resort to the pledged securities. None of our executives have pledged shares in this manner.

IX.	Impact of Tax and Accounting

As a general matter, the compensation committee takes into account the various tax and accounting implications of compensation vehicles employed by us.

When determining amounts of long-term incentive grants to executives and employees, the compensation committee examines the accounting expense associated with the grants. Under Financial Accounting Standards Board ASC Topic 718, grants of stock options, restricted stock, RSUs and other share-based payments result in an accounting charge for us.

Compensation Committee Report

The compensation committee of the Board of Directors, or the Board, of Strategic Hotels & Resorts, Inc., a Maryland corporation, has reviewed and discussed the Compensation Discussion & Analysis with management and, based on that review and discussion, recommends to the Board that it be included in our annual report on Form 10-K and our proxy statement.

Compensation Committee

James A. Jeffs (Chairman)

Richard D. Kincaid

David M.C. Michels

Eugene F. Reilly

Sheli Z. Rosenberg

The following table sets forth for the year indicated the annual compensation of our CEO, our CFO and our other NEOs.

2012 SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)(1)	Non-equity incentive plan compen- sation ($)		Change in pension value and nonqualified deferred compensation earnings ($)	All other compen- sation ($)(2)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Raymond L. Gellein, Jr.(3)	2012	$95,385	—	$2,085,034	—	$200,000		—	$11,492	(4)	$2,391,911
President and Chief Executive Officer	2011	—	—	—	—	—		—	—		—
	2010	—	—	—	—	—		—	—		—

Laurence S. Geller CBE(5)	2012	$787,777	—	$2,159,468	—	$16,547,504	(6)	—	$1,101,577	(7)	$20,559,749
Former President and Chief Executive Officer	2011	$771,635	$136,359	$1,542,503	—	$1,408,641		—	$45,200		$3,904,338
	2010	$750,000	$275,000	$333,750	—	$1,225,000		—	$14,700		$2,598,450

Diane M. Morefield(8)	2012	$392,093	—	$640,318	—	$2,832,126	(9)	—	$15,000	(10)	$3,879,537
Executive Vice President, Chief Financial Officer	2011	$380,673	$75,225	$485,162	—	$403,513		—	$14,700		$1,359,273
	2010	$256,154	$16,188	$582,250	—	$365,375		—	$14,700		$1,234,667

Richard J. Moreau	2012	$392,093	—	$640,318	—	$2,832,126	(9)	—	$15,000	(10)	$3,879,537
Executive Vice President and Chief Operating Officer	2011	$357,053	$75,225	$471,874	—	$403,513		—	$14,700		$1,322,365
	2010	$325,000	$44,688	$173,550	—	$320,977		—	$14,700		$878,915

Paula C. Maggio	2012	$340,000	—	$535,559	—	$2,250,542	(9)	—	$15,000	(10)	$3,141,101
Executive Vice President, Secretary & General Counsel	2011	$309,346	$68,003	$361,875	—	$287,997		—	$14,700		$1,041,921
	2010	$274,039	$9,625	$146,850	—	$217,250		—	$14,700		$662,464

Stephen M. Briggs	2012	$240,824	—	$270,076	—	$2,090,542	(9)	—	$15,000	(10)	$2,616,442
Senior Vice President,	2011	$233,548	$38,684	$267,865	—	$171,745		—	$14,700		$726,542
Chief Accounting Officer	2010	$227,000	—	$121,218	—	$170,250		—	$14,700		$533,168

(1)	These columns represent the grant date fair value of the awards granted calculated in accordance with the stock-based accounting rules (Financial Accounting Standards Board ASC Topic 718). The assumptions used in the calculation of these amounts are discussed in Note 13 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2012. Stock awards granted in 2012 relate to 2011 performance, other than for Mr. Gellein. Grants made in 2013 related to 2012 performance are detailed in the “LTI Program” section of the compensation discussion and analysis, beginning on page 25.
(2)	Other than Mr. Gellein, each NEO received a 401(k) matching contribution of $15,000 in 2012. Mr. Gellein received a 401(k) matching contribution of $5,723 in 2012.
(3)	Mr. Gellein’s employment with us began on November 2, 2012.
(4)	Comprised of prorata payment of $50,000 per annum stipend under employment agreement dated November 19, 2012 ($5,769) and a 401(k) matching contribution ($5,723). The aggregate incremental cost to us for perquisites for Mr. Gellein in 2012 did not exceed $10,000.
(5)	Mr. Geller’s employment with the Company ended on November 2, 2012.
(6)	Amount reflects the Normal Distribution Amount paid under the VCP in 2012.
(7)	Includes payment under terms of separation agreement date November 2, 2012 ($1,050,000) and perquisites in the total amount of $36,577, comprised of parking at our headquarters ($4,315), medical service provider costs ($12,500), wellness services ($7,755), personal transportation ($3,888), hotel services ($8,119) and complimentary or discounted services for executive or family when on personal travel at hotels owned by us and personal services performed by Company employees. The amounts reflect the aggregate incremental cost to us.
(8)	Ms. Morefield’s employment with us began on April 12, 2010.
(9)	Amounts include the Normal Distribution Amounts paid under the VCP in 2012 plus the payments made under the 2012 Annual Bonus Plan.
(10)	The aggregate incremental cost to us for perquisites for Ms. Morefield, Mr. Moreau, Ms. Maggio and Mr. Briggs in 2012 did not exceed $10,000.

2012 Grants of Plan-Based Awards Table

Name	Grant date	Estimated future payouts under non-equity incentive plan awards(1)						Estimated future payouts under equity incentive plan awards(2)			All other stock awards: number of shares of stock or units (#)(3)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair- value of stock & option awards(4)
(a)	(b)	Threshold ($) (c)		Target ($) (d)		Maximum ($) (e)		Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	(i)	(j)	(k)	(l)
Raymond L. Gellein, Jr.	11/19/2012	$64,000	(5)	$128,000	(5)	$256,000	(5)	113,946	227,891	364,626	112,245	—	—	$2,085,034
Laurence S. Geller CBE(6)	2/21/2012	—		—		—		105,198	210,396	336,634	125,000	—	—	$2,159,468
Diane M. Morefield	2/21/2012	$147,200		$294,400		$441,600		33,215	66,429	106,286	32,719	—	—	$640,318
Richard J. Moreau	2/21/2012	$147,200		$294,400		$441,600		33,215	66,429	106,286	32,719	—	—	$640,318
Paula C. Maggio	2/21/2012	$127,500		$255,000		$382,500		27,781	55,561	88,898	27,366	—	—	$535,559
Stephen M. Briggs	2/21/2012	$72,247		$144,494		$216,742		14,010	28,019	44,830	13,800	—	—	$270,076

(1)	These columns show the potential value of the payout for each NEO if the threshold, target or maximum goals are satisfied for all components of the non-equity incentive plan award for 2012. The performance goals, salary and bonus multiples for determining the payout are described under “Compensation Discussion and Analysis” beginning on page 19.
(2)	These columns show the potential number of shares to be earned by each NEO if the threshold, target or maximum goals are satisfied for the performance share awards granted in 2012 under the 2012 Long-Term Incentive Program.
(3)	Column shows restricted stock unit awards granted in 2012.
(4)	This column shows the full grant date fair value of the stock awards granted to the NEOs in 2012 and described under column (i) in accordance with Financial Accounting Standards Board ASC Topic 718. Generally, the full grant date fair value is the amount we would expense in our financial statements over the vesting period of the award.
(5)	Mr. Gellein’s threshold, target and maximum awards are shown pro-rated for his period of employment with the Company in 2012.
(6)	Mr. Geller’s employment with the Company ended on November 2, 2012.

2012 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(2)(4)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Raymond L. Gellein, Jr.	—	—	—	—	—	112,245	$718,368	227,891	$1,458,502
Laurence S. Geller CBE(5)	669,797(1)	—	—	$20.40	1/31/13(1)	—	—	210,396	$1,346,534
Diane M. Morefield	—	—	—	—	—	101,127	$647,213	66,429	$425,145
Richard J. Moreau	—	—	—	—	—	91,191	$583,622	66,429	$425,145
Paula C. Maggio	—	—	—	—	—	77,246	$494,374	55,561	$355,590
Stephen M. Briggs	—	—	—	—	—	53,520	$342,528	28,019	$179,322

(1)	Options granted September 7, 2006 under the terms of the Stock Option Agreement dated September 7, 2006. These options are no longer exercisable in accordance with the term of the Stock Option Agreement.
(2)	The vesting schedules for the awards of RSUs and performance shares, or PS, at target under the PSP to our NEOs, outstanding as of December 31, 2012, are as follows:

Raymond L. Gellein, Jr.:
			Vesting
Grant Date	Type of Award	Total Award	Vested	2013	2014	2015	2016	Total Unvested
11/19/2012	RSU	112,245	—	—	37,415	37,415	37,415	112,245
11/19/2012	PS	227,891	—	—	—	227,891	—	227,891

			—					340,136
Laurence S. Geller CBE:
			Vesting
Grant Date	Type of Award	Total Award	2013	2014	2015	Total Unvested
2/21/2012	PS	210,396	—	210,396	—	210,396

						210,396
Diane M. Morefield:
			Vesting
Grant Date	Type of Award	Total Award	Vested	2013	2014	2015	Total Unvested
5/3/2010	RSU	85,000	56,666	28,334	—	—	28,334
2/24/2011	RSU	60,110	20,036	20,037	20,037	—	40,074
2/21/2012	RSU	32,719	—	10,906	10,906	10,907	32,719
2/21/2012	PS	66,429	—	—	66,429	—	66,429

			76,702				167,556
Richard J. Moreau:
			Vesting
Grant Date	Type of Award	Total Award	Vested	2013	2014	2015	Total Unvested
2/25/2010	RSU	65,000	43,332	21,668	—	—	21,668
2/24/2011	RSU	55,205	18,401	18,402	18,402	—	36,804
2/21/2012	RSU	32,719	—	10,906	10,906	10,907	32,719
2/21/2012	PS	66,429	—	—	66,429	—	66,429

			61,733				157,620
Paula C. Maggio:
			Vesting
Grant Date	Type of Award	Total Award	Vested	2013	2014	2015	Total Unvested
2/25/2010	RSU	55,000	36,666	18,334	—	—	18,334
2/24/2011	RSU	47,319	15,773	15,773	15,773	—	31,546
2/21/2012	RSU	27,366	—	9,122	9,122	9,122	27,366
2/21/2012	PS	55,561	—	—	55,561	—	55,561

			52,439				132,807

Stephen M. Briggs:
			Vesting
Grant Date	Type of Award	Total Award	Vested	2013	2014	2015	Total Unvested
2/25/2010	RSU	45,400	30,266	15,134	—	—	15,134
2/24/2011	RSU	36,879	12,293	12,293	12,293	—	24,586
2/21/2012	RSU	13,800	—	4,600	4,600	4,600	13,800
2/21/2012	PS	28,019	—	—	28,019	—	28,019

			42,559				81,539
(3)	Market value calculated based on our closing stock price as of December 31, 2012 ($6.40).
(4)	Assumes performance share plan is earned at target.
(5)	Mr. Geller’s employment with the Company ended on November 2, 2012.

2012 Option Exercises and Stock Vested Table

	Stock awards
Name	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)
(a)	(d)	(e)
Raymond L. Gellein, Jr.	—	—
Laurence S. Geller CBE(3)	476,631	$2,835,451
Diane M. Morefield	64,784	$428,367
Richard J. Moreau	86,374	$549,246
Paula C. Maggio	64,699	$410,813
Stephen M. Briggs	51,715	$328,054

(1)	This column represents the number of stock awards previously issued under the our 2004 Incentive Plan which vested during 2012. The value was calculated by multiplying the number of stock awards that were vesting by the closing price on the vesting date. No options were exercised in 2012.
(2)	Receipt of some or all of the stock awards may have been deferred. See the “2012 Nonqualified Deferred Compensation Plan Table,” below.
(3)	Mr. Geller’s employment with the Company ended on November 2, 2012.

2012 Nonqualified Deferred Compensation Plan Table

The following table sets forth certain information with respect to deferrals made by our NEOs pursuant to our equity compensation plan, the earnings thereon and the aggregate balance at December 31, 2012:

Name (a)	Executive contributions in last FY ($)(1) (b)	Registrant contributions in last FY ($) (c)	Aggregate earnings in last FY ($)(2) (d)	Aggregate withdrawals/ distributions ($) (e)	Aggregate balance at last FYE ($)(3) (f)
Raymond L. Gellein, Jr.	—	—	—	—	—
Laurence S. Geller CBE(4)	$2,835,451	—	$309,403	—	$3,637,101
Diane M. Morefield	—	—	—	—	—
Richard J. Moreau	$549,246	—	$194,960	—	$1,742,157
Paula C. Maggio	—	—	—	—	—
Stephen M. Briggs	—	—	—	—	—

(1)	These amounts reflect the value of RSUs which vested during 2012 and were deferred by the NEO. The value was determined based on the number of RSUs vested and deferred multiplied by the closing price on the vesting date.
(2)	Amount reflects the increase in vested and deferred RSU value during 2012.
(3)	Amount reflects the number of aggregate vested and deferred RSUs multiplied by the stock closing price on December 31, 2012 ($6.40).
(4)	Mr. Geller’s employment with the Company ended on November 2, 2012.

2012 Director Compensation Table

The following table sets forth the compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2012:

2012 DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid In Cash ($)(1) (b)	Stock Awards ($)(1) (c)	Option Awards ($) (d)	Non-equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Robert P. Bowen	$97,335	$89,999	—	—	—	—	$187,334
Kenneth Fisher	$72,348	$89,999	—	—	—	—	$162,347
Raymond L. Gellein, Jr.(2)	$91,119	$89,999	—	—	—	—	$181,118
James A. Jeffs	$96,848	$89,999	—	—	—	—	$186,847
Richard D. Kincaid	$78,360	$89,999	—	—	—	—	$168,359
Sir David M.C. Michels	$51,625	$89,999	—	—	—	—	$141,624
William A. Prezant	$81,545	$89,999	—	—	—	—	$171,544
Eugene F. Reilly	$74,478	$89,999	—	—	—	—	$164,477
Sheli Z. Rosenberg(3)	$65,573	$98,501	—	—	—	—	$164,074

(1)	As of May 24, 2012, the compensation program for our Board is as follows:

Board Member Retainer	$60,000
Chairman of the Board (additional retainer if not CEO)	$50,000
Annual Equity Grant	$90,000
Chairman of the Audit Committee (additional retainer)	$35,000
Audit Committee Member Retainer	$12,500
Chairman of the Compensation Committee (additional retainer)	$30,000
Compensation Committee Member Retainer	$12,500
Chairman of the Corporate Governance and Nominating Committee (additional retainer)	$17,500
Corporate Governance and Nominating Committee Member Retainer	$10,000

Prior to May 24, 2012, our 2012 compensation program for our Board was:

Annual Retainer	$35,000
Chairman of the Board (additional retainer if not CEO)	$20,000
Chairman of the Audit Committee (additional retainer)	$25,000
Chairman of the Corporate Governance and Nominating Committee (additional retainer)	$8,000
Chairman of the Compensation Committee (additional retainer)	$20,000
Board Meeting Fee	$1,500
Committee Meeting Fee	$1,500

Annual equity grants were fully-vested RSUs valued at the lesser of 12,500 RSUs or $50,000 in value, with the exception of our Chairman of the Board, who received the lesser of 17,500 RSUs or $70,000 in value.

(2)	Mr. Gellein served as our Chairman of the Board and did not hold a position as an officer of the Company until November 2, 2012. Director compensation earned by Mr. Gellein was attributable to his service prior to November 2, 2012.
(3)	Ms. Rosenberg was appointed to the Board on March 21, 2012 and received a pro-rata equity grant at such time plus the annual equity grant made under the program guidelines.

Employment Agreements and Potential Post-Termination Payments

Raymond L. Gellein, Jr. Employment Agreement

On November 19, 2012, the Company entered into an employment agreement (the “Agreement”) with the Company’s President and Chief Executive Officer, effective as of November 2, 2012, pursuant to which Raymond L. Gellein, Jr. will serve as the Company’s President and Chief Executive Officer through December 31, 2014 (the “Agreement Term”), subject to earlier termination under certain circumstances. The Agreement also obligates the Company to nominate Mr. Gellein for election to the Company’s Board during the Agreement Term.

Under the Agreement, Mr. Gellein will receive an annual base salary of not less than $800,000. For fiscal year 2012 and each subsequent fiscal year within the Agreement Term, Mr. Gellein will be eligible to receive an annual cash performance-based bonus between 50% and 200% of annual base salary, with a target bonus of 100% of annual base salary. In addition, the compensation committee of the Board may, in its discretion, award additional incentive compensation to Mr. Gellein during the Agreement Term.

Pursuant to the Agreement, on November 19, 2012, Mr. Gellein was granted, pursuant to the 2004 Incentive Plan, a long-term incentive award (the “Award”) comprised of two components as follows: (i) a performance share award under the PSP providing a right to earn 227,891 shares (the “Target Shares”) of the Company’s common stock at target performance (the “PS Award”) and (iii) time-based RSUs providing a right to obtain 112,245 shares of common stock (the “RSU Award”). The components of the Award will be earned and vested, unless otherwise accelerated or provided, only to the extent of the achievement of certain performance and/or service goals as set forth in the Award.

PS Award. The PS Award granted provides Mr. Gellein the opportunity to earn shares of common stock based on the total shareholder return (share price appreciation plus the reinvestment of dividends) (“TSR”) of the shares of common stock over the period from January 2, 2013 through December 31, 2015 or through the date of a Change of Control (as defined in the Incentive Plan), if earlier. The Company’s TSR over the performance period is ranked relative to the TSR of the companies that comprise the SNL Lodging Index (75% weighting) and the MSCI US REIT Index (25% weighting). The TSR of such companies will be calculated by determining the starting and ending share price based on a 60-trading day average price (except in the case of a Change of Control when the Change of Control price for the Company would be used). The PS Award provides the opportunity to earn from 50% to 150% of the Target Shares number applicable to the respective index companies based on the Company’s relative TSR. Additionally, there is an ability to earn up to an additional 10% of the Target Shares number applicable to the respective index if the Company is at or above the 85th percentile relative to the companies in the respective index. For further details on the plan, please see the discussion of the PSP beginning on page 26 in our Compensation Discussion and Analysis. To ensure the Company does not reward negative total shareholder return, the plan limits the awards to a pay-out at target if the total shareholder return is not positive for the performance period, even if the Company is above the 50th percentile rank of the companies in the indices in the event of such negative total shareholder return performance. Additionally, if the Company’s ending stock price is below 50% of the starting stock price, there will be no shares earned, even if the Company is at or above the 25th percentile rank of companies in the indices.

In addition, the PS Award provides that Mr. Gellein will be credited with dividend equivalents payable in shares of common stock with respect to shares of common stock earned under the award.

RSU Award. The RSU Award grants Mr. Gellein with RSUs that vest ratably in annual one-third increments on January 1 of each of 2014, 2015 and 2016. Each RSU will accrue dividend equivalents until the delivery date. The RSUs are convertible after vesting on a one-for-one basis to shares of the common stock.

In the event of Mr. Gellein’s death or disability or in the event of the Company’s termination of Mr. Gellein’s employment other than for Cause (as defined in the Agreement) or Mr. Gellein’s constructive termination of employment prior to or more than 24 months after a Change of Control (excluding certain Changes of Control where Mr. Gellein has certain interests in or with the acquiror and his duties and responsibilities as Chief Executive Officer are not substantially or materially different) (“Change in Control”), Mr. Gellein is entitled to the following post-termination benefits: (i) a lump sum equal to two times the sum of his annual base salary then in effect plus his target bonus, (ii) a pro-rata target bonus for the elapsed portion of the calendar year through the date of termination payable in a lump sum, (iii) continued medical coverage for 24 months or if the Company so elects, a lump sum payment reflecting such cost, and (iv) RSUs, restricted stock and options continue to vest and become payable at the same time and in the same manner as though Mr. Gellein had remained in employment with the Company. With respect to such events, the PS Award becomes vested and pays out in the same manner as though Mr. Gellein had remained in employment with the Company. In the event of Mr. Gellein’s termination of employment at the end of the Agreement Term other than for Cause, RSUs, restricted stock and options continue to vest and become payable at the same time and in the same manner as though Mr. Gellein had remained in employment with the Company.

In the event of Mr. Gellein’s constructive termination or termination by the Company without Cause on or within 24 months following a Change in Control, Mr. Gellein is entitled to the following post-termination benefits: (i) a lump-sum amount equal to three times the sum of his annual base salary then in effect plus his target bonus, (ii) a pro-rata target bonus for the elapsed portion of the calendar year through the date of termination payable in lump sum, (iii) continued medical coverage for 36 months following the date of termination or if the Company so elects, a lump sum payment reflecting such cost, (iv) RSUs become immediately payable and all restrictions on any restricted stock lapse and all options immediately vest and remain exercisable for up to five years following the date of termination, and (v) the PS Award is treated in accordance with its terms which generally provides for a shortened performance period ending immediately prior to the Change of Control and payment upon a Change of Control.

The Agreement provides that payments and benefits to Mr. Gellein are cutback if such cutback would result in a greater net after-tax amount to Mr. Gellein than if Mr. Gellein received the payments and benefits subject to parachute excise taxes. The Agreement also contains non-compete, non-solicitation and confidentiality provisions for a period of twelve months post termination.

The following table quantifies the amounts that we would owe Mr. Gellein upon each of the termination or change of control triggers (“CIC”) discussed above (if such had occurred on December 31, 2012):

Raymond L. Gellein, Jr.
Executive Benefits and Payments Upon Termination(a)(b)(c)(d)	Voluntary or For Cause Termination	Death or Disability		CIC Without Termination		Prior to CIC or more than 24 months after CIC, either: 1) Termination without Cause; or 2) Constructive Termination		Upon CIC or within 24 months after CIC, either: 1) Termination without Cause; or 2) Constructive Termination
Severance Payments
Base Salary	N/A	$1,600,000		N/A		$1,600,000		$2,400,000
Short-Term Incentive	N/A	$1,600,000		N/A		$1,600,000		$2,400,000
Pro-rata Bonus for Year	N/A	$800,000		N/A		$800,000		$800,000
Value of Accelerated Awards
RSUs	N/A	$718,368	(d)	$—		$718,368	(d)	$718,368
PSs	N/A	$—	(e)	$—	(f)	$—	(e)	$—	(f)
Value of Perquisites and Benefits
Accrued Vacation	$9,477	$9,477		N/A		$9,477		$9,477
Health Care	N/A	34,696		N/A		$34,696		$52,044

Total	$9,477	$4,762,541		$—		$4,762,541		$6,379,889

Footnotes

(a)	Values have not been discounted to reflect time value of money for payments made.
(b)	All values assume termination on December 31, 2012, and are based on our closing stock price as of December 30, 2012 ($6.40).
(c)	As an employee, Mr. Gellein participates in our life and disability insurance programs available to all employees and such broad-based benefits are not included in this table.
(d)	In the event of termination due to death or disability, termination other than for cause or constructive termination prior to or more than 24 months after a change in control, or CIC, RSUs continue to vest and are payable at the same time and manner as though Mr. Gellein had remained employed. Value shown is 100% of RSUs that would continue to be earned (112,245) multiplied by the December 31, 2012 stock price ($6.40).
(e)	In the event of termination due to death or disability, termination other than for cause or constructive termination prior to or more than 24 months after a CIC, PSs vest and pay-out in the same manner as though Mr. Gellein had remained employed with the Company. The target value of the PSs, based on the December 31, 2012 closing stock price ($6.40) is $1,458,502.
(f)	In the event of CIC, PSs provide for a shortened performance period ending immediately prior to the CIC. The target value of the PSs, based on the December 31, 2012 closing stock price ($6.40) is $1,458,502.

Laurence S. Geller Separation Agreement

Upon mutual agreement between the Company and Laurence S. Geller, on November 2, 2012, Mr. Geller resigned from his position as President and CEO of the Company and as a member of the Company’s Board, effective as of such date.

In connection with Mr. Geller’s separation, the Company and Mr. Geller entered into a Separation Agreement, dated November 2, 2012 (the “Separation Agreement”), pursuant to which, among other things, (i) Mr. Geller received a lump sum cash payment of $1,050,000, (ii) 210,396 performance shares granted pursuant to the Company’s Second Amended and Restated 2004 Incentive Plan and held by Mr. Geller remained eligible for vesting based on the Company’s performance through December 31, 2014, (iii) the vesting of 250,001 stock units granted pursuant to the Incentive Plan and held by Mr. Geller was accelerated and (iv) Mr. Geller’s outstanding units under the Company’s VCP vested and were settled in accordance with the terms of the underlying award agreement. The Separation Agreement contains a standstill agreement in favor of the Company and customary releases and covenants, including covenants relating to non-solicitation, non-disparagement and confidentiality.

Severance Program

Current NEOs other than Mr. Gellein are each parties to an agreement pursuant to which if the NEO is terminated without “Cause” (as defined below) or experiences a “Constructive Termination” (as defined below), each NEO would be entitled to (i) severance pay equal to one times (two times if the termination is by reasons of a Change of Control, as defined in our 2004 Incentive Plan, as described above) base salary plus target bonus of (a) 75% of base salary for Ms. Morefield, Mr. Moreau and Ms. Maggio and (b) 60% of base salary for Mr. Briggs, (ii) pro-rata target bonus for the year of termination and (iii) continuation of medical coverage for 12 months (24 months if the termination is by reason of a Change of Control). In addition, such termination will cause all RSUs and performance-based shares earned, if any, scheduled to vest within the one-year period following termination to immediately and fully vest. Unearned performance-based shares that could be earned within the year shall be deemed earned and vested at target. If the NEO is terminated without Cause or experiences a Constructive Termination by reason of or within two years after a Change of Control, all RSUs and performance-based shares earned, if any, will immediately and fully vest on termination of employment and any unearned performance-based shares will be treated as earned at target and immediately and fully vest on such termination of employment.

For purposes of the agreements, the definition of “Cause” is: (i) the willful and continued failure by the NEO, after notice and opportunity to cure, to substantially perform duties, (ii) willful gross misconduct involving serious moral turpitude or breach of loyalty, (iii) conviction of felony, crime involving fraud or other illegal conduct injurious to the Company, (iv) a material breach of material written policies, (v) willful dishonesty in connection with Company business, (vi) willfully impeding, obstructing or failing to cooperate with a Board authorized investigation or (vii) the willful withholding, removing, concealing or falsifying material during an investigation.

“Constructive Termination” means (i) we materially reduce the executive’s base salary or bonus opportunity or materially breach the agreement; (ii) we materially reduce the executive’s duties or authority; (iii) we relocate our principal offices, or the executive’s principal place of employment, outside the Chicago metropolitan area; or (iv) any successor to the Company, or the Company itself following a Change of Control, fails to assume the employment agreement or affirm its obligations thereunder in any material respect.

For the purposes of the agreements, the definition of “change-in-control” in the 2004 Incentive Plan was used. For purposes of the 2004 Incentive Plan, a “change-in-control” means the happening of any of the following:

•

any person or entity, including a “group”, has or acquires beneficial ownership of 25% or more of the combined voting power of our then outstanding securities entitled to vote generally in the election of directors (not including voting securities held by us or companies related to us or any employee benefit plan of ours or our related companies);

•

the individuals who, as of the beginning of the period commencing two years prior to the date on which the occurrence of a change-in-control is to be determined (or who have been approved by a vote of at least two-thirds of the members of the Board), constitute our Board, cease for any reason to constitute more than 50% of the Board;

•	a consummation of a merger, consolidation or reorganization or similar event involving us, whether in a single transaction or in a series of transactions, unless, following such transaction:

•

the persons or entities with beneficial ownership, immediately before such transaction, have beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving entity in such transaction in substantially the same proportions as their beneficial ownership of the voting securities immediately before such transaction;

•

the individuals who were members of the incumbent board immediately prior to the execution of the initial agreement providing for such transaction constitute more than 50% of the members of the board of the surviving entity in such transaction; and

•

no person or entity (other than us or a related company or any person who immediately prior to such transaction had beneficial ownership of 25% or more of the then voting securities) has beneficial ownership of 25% or more of the then combined voting power of the surviving entity’s then outstanding voting securities;

•

the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person or entity (other than us or any related company) unless, immediately following such disposition, the conditions described in the preceding three bullet points will be satisfied with respect to the entity which acquires such shares; or

•	our liquidation or dissolution.

The following tables quantify amounts to which our other NEOs would be entitled if they had been terminated as of December 31, 2012:

Diane M. Morefield
Executive Benefits and Short-Term Incentive Payments Upon Termination(a)(b)(c)	Voluntary or For Cause Termination	Death or Disability		CIC Without Termination		Prior to CIC or more than 24 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination		Upon or within 24 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination
Severance Payments
Base Salary	N/A	N/A		N/A		$392,533		$785,066
Short-Term Incentive	N/A	N/A		N/A		$294,400		$588,000
Pro-Rata Short-Term Incentive	N/A	N/A		N/A		$294,400		$294,400
Value of Accelerated Awards
RSUs	N/A	$209,402	(d)	$437,811	(e)	$379,373	(f)	$647,213
PSs	N/A	—	(g)	$—	(h)	N/A		$—	(i)
VCP	N/A	$35,403	(j)	$35,403	(j)	$35,403	(j)	$35,403	(j)
Value of Perquisites and Benefits
Accrued Vacation	$34,377	$34,377		N/A		$34,377		$34,377
Health Care	N/A	N/A		N/A		$25,887		$51,774

Total	$34,377	$279,182		$473,214		$1,456,373		$2,436,233

Footnotes

(a)	Values have not been discounted to reflect time value of money for payments made.
(b)	All values assume termination on December 31, 2012, and are based on our closing stock price as of December 31, 2012 ($6.40).
(c)	As an employee, Ms. Morefield participates in our life and disability insurance programs available to all employees and such broad-based benefits are not included in this table.
(d)	Upon death or disability, vesting of RSUs granted in 2012 is accelerated.
(e)	Upon CIC, vesting of RSUs granted prior to 2012 is accelerated.
(f)	Upon termination without cause or constructive termination, vesting of RSU grants scheduled to vest within the one-year period following such termination is accelerated.
(g)	Upon death or disability, to receive a pro-rated PS award based on length of participation in PSP. Such award to be paid when awards are paid under plan. At target, such pro-rated award equals 22,143 PSs equivalent to $141,715 based on our closing stock price of $6.40 on December 31, 2012.
(h)	In the event of a CIC without termination, PSs provide for a shortened performance period ending immediately prior to the CIC; however, such PSs are paid when awards are paid under plan. At target, such PSs are equivalent to $425,146 based on our closing stock price of $6.40 on December 31, 2012.
(i)	In the event of a CIC with termination, PSs provide for a shortened performance period ending immediately prior to the CIC and vest at such time. At target, such PSs are equivalent to $425,146 based on our closing stock price of $6.40 on December 31, 2012.
(j)	Amount is incremental pay-out under VCP. Assumes CIC and calculated assuming the closing stock price on December 31, 2012 of $6.40 is 2012 stock price or stock price upon CIC and shares outstanding were those outstanding and subject to the calculation to determine the pay-out under the VCP on December 31, 2012, or 174,828,353.

Richard J. Moreau
Executive Benefits and Short-Term Incentive Payments Upon Termination(a)(b)(c)(d)	Voluntary or For Cause Termination	Death or Disability		CIC Without Termination		Prior to CIC or more than 24 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination		Upon or within 24 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination
Severance Payments
Base Salary	N/A	N/A		N/A		$392,533		$785,066
Short-Term Incentive	N/A	N/A		N/A		$294,400		$588,000
Pro-Rata Short-Term Incentive	N/A	N/A		N/A		$294,400		$294,400
Value of Accelerated Awards
RSUs	N/A	$209,402	(d)	$374,221	(e)	$326,246	(f)	$583,622
PSs	N/A	—	(g)	$—	(h)	N/A		$—	(i)
VCP	N/A	$35,403	(j)	$35,403	(j)	$35,403	(j)	$35,403	(j)
Value of Perquisites and Benefits
Accrued Vacation	$22,299	$22,299		N/A		$22,299		$22,299
Health Care	N/A	N/A		N/A		$17,348		$34,696

Total	$22,299	$267,104		$409,624		$1,382,629		$2,343,486

Footnotes

(a)	Values have not been discounted to reflect time value of money for payments made.
(b)	All values assume termination on December 31, 2012, and are based on our closing stock price as of December 31, 2012 ($6.40).
(c)	As an employee, Mr. Moreau participates in our life and disability insurance programs available to all employees and such broad-based benefits are not included in this table.
(d)	Upon death or disability, vesting of RSUs granted in 2012 is accelerated.
(e)	Upon CIC, vesting of RSUs granted prior to 2012 is accelerated.
(f)	Upon termination without cause or constructive termination, vesting of RSU grants scheduled to vest within the one-year period following such termination is accelerated.
(g)	Upon death or disability, to receive a pro-rated PS award based on length of participation in PSP. Such award to be paid when awards are paid under plan. At target, such pro-rated award equals 22,143 PSs equivalent to $141,715 based on our closing stock price of $6.40 on December 31, 2012.
(h)	In the event of a CIC without termination, PSs provide for a shortened performance period ending immediately prior to the CIC; however, such PSs are paid when awards are paid under plan. At target, such PSs are equivalent to $425,146 based on our closing stock price of $6.40 on December 31, 2012.
(i)	In the event of a CIC with termination, PSs provide for a shortened performance period ending immediately prior to the CIC and vest at such time. At target, such PSs are equivalent to $425,146 based on our closing stock price of $6.40 on December 31, 2012.
(j)	Amount is incremental pay-out under VCP. Assumes CIC and calculated assuming the closing stock price on December 31, 2012 of $6.40 is 2012 stock price or stock price upon CIC and shares outstanding were those outstanding and subject to the calculation to determine the pay-out under the VCP on December 31, 2012, or 174,828,353.

Paula C. Maggio
Executive Benefits and Short-Term Incentive Payments Upon Termination(a)(b)(c)	Voluntary or For Cause Termination	Death or Disability		CIC Without Termination		Prior to CIC or more than 24 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination		Upon or within 24 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination
Severance Payments
Base Salary	N/A	N/A		N/A		$340,000		$680,000
Short-Term Incentive	N/A	N/A		N/A		$255,000		$510,000
Pro-Rata Short-Term Incentive	N/A	N/A		N/A		$255,000		$255,000
Value of Accelerated Awards
RSUs	N/A	$175,142	(d)	$319,232	(e)	$276,666	(f)	$494,374
PSs	N/A	—	(g)	$—	(h)	N/A		$—	(i)
VCP	N/A	$27,535	(j)	$27,535	(j)	$27,535	(j)	$27,535	(j)
Value of Perquisites and Benefits
Accrued Vacation	$24,545	$24,545		N/A		$24,545		$24,545
Health Care	N/A	N/A		N/A		$25,887		$51,774

Total	$24,545	$227,222		$346,767		$1,177,098		$2,043,228

Footnotes

(a)	Values have not been discounted to reflect time value of money for payments made.
(b)	All values assume termination on December 31, 2012, and are based on our closing stock price as of December 31, 2012 ($6.40).
(c)	As an employee, Ms. Maggio participates in our life and disability insurance programs available to all employees and such broad-based benefits are not included in this table.
(d)	Upon death or disability, vesting of RSUs granted in 2012 is accelerated.
(e)	Upon CIC, vesting of RSUs granted prior to 2012 is accelerated.
(f)	Upon termination without cause or constructive termination, vesting of RSU grants scheduled to vest within the one-year period following such termination is accelerated.
(g)	Upon death or disability, to receive a pro-rated PS award based on length of participation in PSP. Such award to be paid when awards are paid under plan. At target, such pro-rated award equals 22,143 PSs equivalent to $141,715 based on our closing stock price of $6.40 on December 31, 2012.
(h)	In the event of a CIC without termination, PSs provide for a shortened performance period ending immediately prior to the CIC; however, such PSs are paid when awards are paid under plan. At target, such PSs are equivalent to $425,146 based on our closing stock price of $6.40 on December 31, 2012.
(i)	In the event of a CIC with termination, PSs provide for a shortened performance period ending immediately prior to the CIC and vest at such time. At target, such PSs are equivalent to $425,146 based on our closing stock price of $6.40 on December 31, 2012.
(j)	Amount is incremental pay-out under VCP. Assumes CIC and calculated assuming the closing stock price on December 31, 2012 of $6.40 is 2012 stock price or stock price upon CIC and shares outstanding were those outstanding and subject to the calculation to determine the pay-out under the VCP on December 31, 2012, or 174,828,353.

Stephen M. Briggs
Executive Benefits and Short-Term Incentive Payments Upon Termination(a)(b)(c)(d)	Voluntary or For Cause Termination	Death or Disability		CIC Without Termination		Prior to CIC or more than 24 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination		Upon or within 24 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination
Severance Payments
Base Salary	N/A	N/A		N/A		$240,824		$481,648
Short-Term Incentive	N/A	N/A		N/A		$144,494		$288,988
Pro-Rata Short-Term Incentive	N/A	N/A		N/A		$144,494		$288,988
Value of Accelerated Awards
RSUs(d)	N/A	$88,320	(d)	$254,208	(e)	$204,973	(f)	$342,538
PSs	N/A	—	(g)	$—	(h)	N/A		$—	(i)
VCP	N/A	$27,535	(j)	$27,535	(j)	$27,535	(j)	$27,535	(j)
Value of Perquisites and Benefits
Accrued Vacation	$3,955	$3,955		N/A		$3,955		$3,955
Health Care	N/A	N/A		N/A		$17,065		$34,130

Total	$3,955	$119,810		$281,743		$783,340		$1,467,782

Footnotes

(a)	Values have not been discounted to reflect time value of money for payments made.
(b)	All values assume termination on December 31, 2012, and are based on our closing stock price as of December 31, 2012 ($6.40).
(c)	As an employee, Mr. Briggs participates in our life and disability insurance programs available to all employees and such broad-based benefits are not included in this table.
(d)	Upon death or disability, vesting of RSUs granted in 2012 is accelerated.
(e)	Upon CIC, vesting of RSUs granted prior to 2012 is accelerated.
(f)	Upon termination without cause or constructive termination, vesting of RSU grants scheduled to vest within the one-year period following such termination is accelerated.
(g)	Upon death or disability, to receive a pro-rated PS award based on length of participation in PSP. Such award to be paid when awards are paid under plan. At target, such pro-rated award equals 22,143 PSs equivalent to $141,715 based on our closing stock price of $6.40 on December 31, 2012.
(h)	In the event of a CIC without termination, PSs provide for a shortened performance period ending immediately prior to the CIC; however, such PSs are paid when awards are paid under plan. At target, such PSs are equivalent to $425,146 based on our closing stock price of $6.40 on December 31, 2012.
(i)	In the event of a CIC with termination, PSs provide for a shortened performance period ending immediately prior to the CIC and vest at such time. At target, such PSs are equivalent to $425,146 based on our closing stock price of $6.40 on December 31, 2012.
(j)	Amount is incremental pay-out under VCP. Assumes CIC and calculated assuming the closing stock price on December 31, 2012 of $6.40 is 2012 stock price or stock price upon CIC and shares outstanding were those outstanding and subject to the calculation to determine the pay-out under the VCP on December 31, 2012, or 174,828,353.

Risk Management and Our Compensation Policies and Practices for All Employees

The compensation committee reviewed our compensation policies and practices for all employees, including executive officers, and determined that our compensation policies and programs do not create risks that are reasonably likely to have a material adverse effect on the company. The compensation committee noted several design features of our compensation programs for all employees that reduce the likelihood of excessive risk-taking including: balanced mix of cash and equity and annual and longer-term incentives and the broad discretion retained by the compensation committee in determining compensation.

PROPOSAL 2

APPROVAL ON AN ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our NEOs.

As described in detail under the heading “Compensation Discussion and Analysis,” the compensation of our NEO programs are designed to attract, motivate, and retain our NEOs, who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of annual, long-term and strategic goals. Our NEOs are also aligned with our stockholders because a meaningful portion of their compensation is comprised of equity-based incentives and performance-based awards tied to our stock price or total stockholder return. Please read the “Compensation Discussion and Analysis” beginning on page 19 for additional details about the compensation programs and the compensation of our NEOs. We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, by a non-binding, advisory vote, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Board or the compensation committee. The Board and the compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

Vote Required; Recommendation

The affirmative vote of a majority of the votes cast at the annual meeting on the proposal is required to approve, on an advisory, non-binding basis, the compensation of our NEOs.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Deloitte & Touche LLP, which has been our independent audit firm since 2002, has been appointed by our audit committee as our independent auditors for the fiscal year ending December 31, 2013, and our audit committee has further directed that the appointment of such auditors be submitted for ratification by the stockholders at the annual meeting. We have been advised by Deloitte & Touche LLP that neither that firm nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent auditors is not required by our charter or otherwise. However, our Board is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of what it considers to be good corporate practice. Even if the appointment is ratified, our Board or audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our Board or audit committee determines that such a change would be in our and our stockholders’ best interests.

Principal Accounting Firm Fees

Aggregate fees we were billed for the fiscal years ended December 31, 2012 and 2011 by our principal accounting firm, Deloitte & Touche LLP, were as follows (in thousands of dollars):

	2012	2011
Audit fees(a)	$1,740	$1,587
Audit-related fees(b)	88	8

Total audit and audit-related fees	1,828	1,595
Tax fees(c)	464	393
All other fees(d)	2	2

Total	$2,294	$1,990

(a)	Audit fees include amounts billed to us related to the audit of our consolidated financial statements, reviews of our quarterly financial statements and audits of our subsidiaries required by statute or otherwise.
(b)	Audit-related fees billed to us during 2012 and 2011 related to equity offering services and a S-3 shelf registration statement filing, respectively.
(c)	Tax fees include amounts billed to us primarily for tax planning and consulting, tax compliance, preparation and review of federal, state and local tax returns, and tax fees related to REIT tax matters.
(d)	Other fees include amounts billed to us for use of Deloitte’s accounting research database.

The audit committee of our Board was advised of the services provided by our independent auditors that are unrelated to the audit of the annual fiscal year-end financial statements and the review of interim financial statements, has considered whether the provision of these services is compatible with maintaining our independent auditors’ independence, and has determined such services for fiscal year 2012 were compatible.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

The audit committee of our Board is responsible for appointing, setting compensation and overseeing the work of our independent accountants. The audit committee’s pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services and requires the specific pre-approval by the audit committee, prior to engagement, of such services.

In addition, pursuant to the policy, we will not retain our independent accountants for non-audit services, other than those specifically listed in the policy, unless (i) in the opinion of our senior management, our independent accountants possess unique knowledge or technical expertise that is superior to that of other potential providers, (ii) the approval of the chairman of the audit committee and our CFO are obtained prior to the retention and (iii) the retention will not impair the independence of the independent accountants.

The audit committee has delegated authority to pre-approve all audit and non-audit services to the chairman of the audit committee, provided such services do not, in the aggregate, exceed $100,000 in any quarter. The chairman shall report any pre-approval decisions promptly to the audit committee no later than at its next quarterly meeting. The audit committee does not delegate to management its responsibilities to pre-approve services to be performed by the independent accountants.

In accordance with our audit committee pre-approval policy, all audit and non-audit services performed for us by our independent accountants were pre-approved by the audit committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Vote Required; Recommendation

The affirmative vote of a majority of the votes cast at the annual meeting on the proposal is required to ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2013.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

Report of the Audit Committee

The audit committee of the Board of Directors, or the Board, of Strategic Hotels & Resorts, Inc., a Maryland corporation, or the Company, carries out oversight functions with respect to the preparation, review and audit of our financial statements, our system of internal controls and the qualifications, independence and performance of our internal auditor consultants and independent auditors. The audit committee is currently comprised of five members and operates under a written charter adopted by the Board. The charter can be viewed, together with any future changes that may occur, on our website at www.strategichotels.com. The audit committee has the sole authority and responsibility to select, evaluate and, as appropriate, replace our independent auditors. The audit committee also is actively involved in oversight of risks that could affect us. The audit committee members are independent within the meaning of the applicable New York Stock Exchange, or NYSE, listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Board has determined that each audit committee member has sufficient knowledge in financial and auditing matters to serve on the audit committee. The Board has determined that Mr. Bowen is qualified as an audit committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act and has determined that Messrs. Bowen, Jeffs, Kincaid and Prezant have the accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The audit committee met eleven times during fiscal year 2012 and did not act by unanimous written consent in performing its functions.

Our management is responsible for the development, maintenance and evaluation of internal controls and procedures and the financial reporting system, the maintenance of appropriate accounting and financial reporting principles or policies and the preparation of financial statements in accordance with generally accepted accounting principles. Our independent auditors perform an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issue a report thereon. In addition, our independent auditors perform an independent audit of our internal control over financial reporting, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and issue a report thereon. The audit committee’s responsibility is to monitor and oversee the foregoing functions.

The audit committee has met and held discussions with management and the independent auditors with respect to our consolidated financial statements for fiscal year 2012 and related matters. Management advised the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles and the audit committee has reviewed and discussed the consolidated financial statements with management and our independent auditors, Deloitte & Touche LLP. Our independent auditors presented to and reviewed with the audit committee the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Our independent auditors also provided to the audit committee the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence and in connection therewith the audit committee discussed with the independent auditors their views as to their independence. The audit committee also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Deloitte & Touche LLP. The audit committee meetings include, whenever appropriate, executive sessions with our independent auditors without the presence of our management.

In undertaking its oversight function, the audit committee relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on our financial statements. The audit committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of the external or internal audits, whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or on the effectiveness of the system of internal control.

Based on the audit committee’s considerations, discussions with management and the independent auditors as described above, the audit committee recommended to the Board that the audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Strategic Hotels & Resorts, Inc. Audit Committee

Robert P. Bowen (Chairman)

James A. Jeffs

Richard D. Kincaid

William A. Prezant

PROPOSAL 4

THE STOCKHOLDER’S PROPOSAL

Set forth below, as Proposal 4, is a stockholder proposal that we received for our 2013 annual meeting of stockholders.

UNITE HERE (the “Union”), the owner of 1980 shares of our common stock, or approximately 0.001% of the total shares outstanding on the record date, has submitted a non-binding stockholder proposal (the “Union’s Proposal”) discussed below. The text of the Union’s Proposal and supporting statement appear exactly as submitted to us by the Union. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the Union.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE UNION’S PROPOSAL.

The Union has submitted the following proposal:

Shareholder Proposal

That the Board of Directors of Strategic Hotels (the Company) be urged to take the following steps:

•	Redeem any shareholder rights agreements (commonly known as a “poison pill”) currently in effect, such as the Rights Agreement;

•

Require a majority shareholder vote to adopt, amend, extend or renew any shareholder rights plan, rights agreement or any other form of “poison pill” making it more difficult or expensive to acquire large holdings of the Company’s stock.

Shareholder Supporting Statement

This proposal, if approved and implemented, will redeem the Company’s Rights Agreement (“poison pill”), which could make it more difficult or expensive to acquire large holdings of the Company’s stock. It will also require shareholder approval before adopting a new poison pill.

The current Rights Agreement was adopted by the Board in 2008, and was extended twice, each time without shareholder approval. Institutional Shareholder Services’ Governance Risk Indicators has rated shareholder rights an issue of “high concern” for the Company in part because we are subject to a poison pill not approved by shareholders.

The poison pill presents a potent anti-takeover device that might adversely affect shareholder value by discouraging offers to acquire the company that could be beneficial to shareholders. By repeatedly renewing the pill without shareholder approval, the Board retains the exclusive right to decide who is, and who is not, allowed to make an offer to acquire the company. We believe shareholders should have the right to vote on the Agreement that assigns that power to the Board. We note the Company is already equipped with anti-takeover tools, including the excess share provisions in its charter protecting the company’s REIT status, as well as certain state anti-takeover statutes.

The hotel industry has enjoyed improved operating fundamentals for two years. If the previous cycle is any indication, shareholders can expect to see stepped-up merger activity:

•	In November 2005, Carl Icahn made a tender offer to purchase 51% of Fairmont Hotels’ stock at $40 per share, 23% higher than the average trading price during October 2005.

•	In February 2006, Blackstone acquired Meristar REIT for a $10.45 per share consideration, 20% above the average trading price the day before the announcement.

•

In 2007, Blackstone acquired Hilton Hotels at a price of $47.50 per share, a 32% premium above the closing price the day the agreement was announced. Eagle Hospitality REIT was acquired by an Apollo affiliate for $13.36 per share, a 42% premium over share prices the eve of the announcement. JER Realty acquired Highland Hospitality Corporation, a REIT, for $19.50 a share, a premium of approximately 15% over Highland’s three-month average closing share price.

Most US hotel REITs have not adopted a poison pill. Strategic’s shareholders may be less able to benefit from takeover offers than shareholders in competing hotel REITs.

We urge you to VOTE FOR this By-law amendment, so that you can simply vote on Strategic’s poison pill.

Company’s Statement in Opposition to the Union’s Proposal

UNITE HERE (the “Union”), the owner of 1980 shares of our common stock, or approximately 0.001% of the total shares outstanding on the record date, has submitted the non-binding stockholder proposal (the “Union’s Proposal”) set forth above relating to our Rights Agreement (the “Rights Plan”), which our Board initially adopted in November 2008 (the Rights Plan was subsequently extended through November 30, 2013). Our Board continues to believe that the Rights Plan benefits all of our stockholders.

Our Board unanimously urges you to vote AGAINST the Union’s Proposal because our Board believes that a stockholder rights plan is an important protection against takeover bids or threats that do not fairly value the Company, and that adoption and maintenance of a stockholder rights plan is appropriately within the scope of our Board’s responsibility. The Rights Plan is designed, in part, to enable our Board to adequately evaluate and potentially negotiate an acquisition proposal, consistent with its duties and current laws and regulations. The Board believes that the Union’s Proposal, which seeks to weaken an integral part of our corporate governance system and undermine management’s and our Board’s responsibility, is not in the best interests of the Company and all of its stockholders.

Our Board believes that the Rights Plan is one of the most effective tools available to the Board to protect stockholders against takeover abuses and to assure all of its stockholders of a fair price and fair treatment in the context of an unsolicited takeover of the Company, whether through open market purchases or a hostile tender offer. In essence, the Rights Plan provides our Board with bargaining power and practical leverage with respect to timing and other factors that it would not otherwise have in the face of an unsolicited takeover attempt. The Rights Plan is not intended to prevent a takeover of the Company and will not do so. However, it should deter any attempt to acquire the Company in a manner or on terms not approved by our Board. The Rights Plan is designed to induce a potential hostile acquiror to negotiate directly with our Board in connection with its acquisition proposal rather than permitting it to use unfair, coercive or abusive tactics to deprive our Board and our stockholders of any meaningful opportunity to determine the destiny of the Company.

Potential takeover abuses that the Rights Plan is designed to protect against include the following:

•

Compressed Time Frame—The function of our Board is to direct the management of our business and affairs, including to act and negotiate in the best interests of the Company in connection with a merger or other business combination. The commencement of a tender offer, as opposed to negotiation with our Board, could leave the Company with a highly compressed time frame for considering alternatives and no meaningful bargaining power to seek a higher price or better terms for stockholders.

•

Partial or Creeping Tender Offer—By use of the so-called “creeping tender offer,” a potential hostile acquiror, through selective open-market purchases in which it offers different prices to different stockholders, could gain control of the Company without affording stockholders the protections of the federal tender offer rules, which require, among other things, that all of our stockholders receive the same price in a tender offer. The takeover of the Company by a hostile acquiror through a “creeping” or partial tender offer would enable the hostile acquiror to take advantage of the public minority stockholders of the Company through self-dealing and conflict transactions or to squeeze out the public minority stockholders, forcing them to accept questionable securities.

•

Street Sweep—The commencement of a tender offer by a hostile acquiror could result in professional short-term stock traders (arbitrageurs) acquiring large numbers of shares of the Company’s common stock. Once this takes place, the hostile acquiror could terminate the tender offer (possibly causing the stock price to fall) and “sweep the street,” thereby acquiring control from the arbitrageurs but leaving other public stockholders of the Company as minority stockholders.

Our Board believes that these approaches allow acquirors to avoid negotiating with the Board, which impairs the Board’s ability to represent the Company’s and stockholder’s interests fully, and generally results in a stronger position for the acquiror to achieve a lower acquisition price at the expense of some or all of the stockholders.

The Rights Plan is intended to empower our Board to protect and pursue the best interests of the Company and all of its stockholders, which may include the sale of the Company by merger or otherwise, and does not limit the opportunities that may be available to the Company. The Rights Plan will neither interfere with a favorable negotiated transaction nor preclude unsolicited acquisitions. Rather, the Rights Plan is designed to:

•	encourage potential acquirors to negotiate with our Board before attempting an acquisition;

•	provide our Board with adequate time to evaluate an acquisition offer;

•	strengthen our Board’s position to negotiate the most attractive acquisition offer possible for the benefit of all of our stockholders; and

•	provide our Board with the opportunity to develop alternatives that may maximize stockholder value, preserve our long-term value and ensure that all stockholders are treated fairly.

It is important to note that the Rights Plan does not interfere with the ability of the Company, prior to such time as the Rights Plan is triggered, to solicit, pursue or consummate a negotiated takeover transaction. Because our Board has the right to redeem the rights issued under the Rights Plan and thus remove the Rights Plan as an impediment to an acquisition, our Board then has the means to facilitate a transaction that is in the best interests of all of our stockholders or negotiate a higher value in the face of an unfavorable proposal. The terms of the Rights Plan allow the Board to redeem the rights to permit an acquisition that it determines, in the exercise of its duties, adequately reflects the value of the Company and is in the best interest of the Company. In fact, a number of target companies with rights plans in place have redeemed the rights after their directors were satisfied that an offer, as negotiated by them, was in the best interests of the target’s stockholders. By requiring our Board to redeem the Rights Plan, the Union’s Proposal would limit our Board’s authority and flexibility with respect to the negotiation of a possible sale of the Company, a matter of fundamental importance to the Company and its stockholders.

In addition, a 1997 study of 319 merger and acquisition transactions completed between 1992 and 1996 published by Georgeson Shareholder Communications Inc. (“Georgeson”), a nationally recognized proxy solicitation and investor relations firm, found that stockholders of target companies with stockholder rights plans received “significantly larger” takeover premiums than did stockholders of target companies without such plans. This study also concluded: “Companies with pills appeared more likely to be targets of takeover bids than companies without pills.” Finally, the study found that takeover bids were more likely to be completed when the target company had a poison pill. This study is currently available at Georgeson’s website, www.georgeson.com.

The Union’s Proposal, if adopted by our Board, would also prohibit our Board from adopting, amending, extending or renewing a stockholder rights plan without stockholder approval, regardless of the facts and circumstances then existing. Our Board believes that requiring stockholder approval to take such actions undermines the Board’s power to fulfill its legal responsibilities and duties to advance the Company’s and stockholders’ interests, and would be contrary to the preservation and enhancement of stockholder value for all of its stockholders. We believe that a stockholder rights plan is consistent with good corporate governance principles requiring decisions involving a potential sale of the Company to involve our Board, which is in the best position to evaluate the merits of any bona fide acquisition proposal in accordance with its duties to the Company. A stockholder rights plan forces the potential acquiror to negotiate directly with our Board, which enables our Board to represent all stockholders and enhances our Board’s bargaining power to negotiate the best price possible if a decision is made to sell the Company. A requirement that our Board submit the adoption or modification of a stockholder rights plan to a stockholder vote in all cases and without exception, thereby subjecting the plan’s efficacy to such stockholder approval, effectively removes from the Company’s directors the discretion to utilize a powerful and effective tool in reacting to unfair or inequitable takeover tactics, even if our Board determines in the good faith exercise of its duties that a rights plan would be in the best interests of the Company and all of its stockholders and the most effective means of dealing with such a threat. Neither Maryland law nor any rule of the New York Stock Exchange requires stockholder approval of the adoption or maintenance of a stockholder rights plan. In fact, Maryland law specifically provides that a board, in its sole discretion, can adopt a stockholder rights plan.

Furthermore, requiring stockholder approval of stockholder rights plans could impede our Board’s ability to maximize stockholder value, particularly when time is of the essence and action must be taken quickly in response to an unfair takeover bid or threat. If the Company is confronted with an unsolicited takeover attempt, the Union’s Proposal could, under certain circumstances, serve to harm stockholder interests by handicapping our Board’s ability to identify, negotiate and seek to consummate a financially superior alternative. For example, the inability to assure continued availability of a Rights Plan for a period of time, especially if a lengthy period of regulatory approvals would be expected, could discourage a more favorable competing proposal offering higher value per share from ever materializing. In such circumstances, our Board’s ability to use the Rights Plan as negotiating leverage to improve the terms of the unsolicited offer may also be significantly reduced.

In responding to an attempted takeover, we believe that our stockholders are best served by our Board, as each director has a duty to the Company and its stockholders. Eight of the current nine members of our Board are “independent” under New York Stock Exchange rules. We believe that the requirement to maintain a majority of independent directors on our Board and our Board’s duty to act in good faith and in the best interests of the Company and all of its stockholders provides adequate assurance against a Rights Plan being used other than to further the interests of the Company.

Our Board believes that the Company’s Rights Plan enhances the ability of the Board, as well as any future Board, to maximize stockholder value consistent with its duties to all of the Company’s stockholders. We believe our Board is in the best position to negotiate on behalf of all stockholders, evaluate the adequacy of any offers and seek the highest price if a sale is determined to be in the best interests of the Company. Any limitation on our Board’s flexibility to adopt and maintain a stockholder rights plan could prevent it from appropriately responding to a takeover attempt, which could jeopardize our ability to negotiate most effectively, protect stockholders’ interests and maximize stockholder value.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE UNION’S PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own, or are part of a group that owns, more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% stockholders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of Forms 3, 4 and 5 and amendments thereto and other information obtained from our directors and officers and certain 10% stockholders or otherwise available to us, we believe that during the 2012 fiscal year our directors, officers and beneficial owners of more than 10% of our total outstanding common shares did not fail to file on a timely basis the reports required by Section 16(a) filing requirements.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 31, 2013, there were a total of 204,495,534 shares of our common stock issued and outstanding. The following table sets forth, as of March 31, 2013, certain information with respect to the beneficial ownership of our common stock by:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each director, director nominee and NEO; and

•	all of our directors and executive officers as a group.

Except as set forth below, such information (other than with respect to our directors and executive officers) is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to our common stock.

In presenting the percentage interest, we have assumed that all membership units of our operating partnership are immediately exchangeable for shares of our common stock, which results in a total of 205,348,995 shares.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Number of Membership Units	Percent of Class
Directors and Executive Officers(2)
Raymond L. Gellein, Jr.	325,000	—	*
Robert P. Bowen	27,500	—	*
Kenneth Fisher(3)	30,000	—	*
James A. Jeffs	0	—	*
Richard D. Kincaid	105,000	—	*
Sir David M.C. Michels	73,069	—	*
William A. Prezant(4)	35,000	—	*
Eugene F. Reilly	20,000	—	*
Sheli Z. Rosenberg	1,600	—	*
Stephen M. Briggs	111,700	—	*
Paula C. Maggio	169,644	—	*
Richard J. Moreau	11,424	—	*
Diane M. Morefield	84,763	—	*
Laurence S. Geller CBE(5)	1,975,810	67,095	1%
All directors, nominees and executive officers as a group (13 in group)	994,700	67,095	*

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Number of Membership Units	Percent of Class
Other Stockholders
The Woodbridge Company Limited(6)	23,200,000	—	11.3%
The Vanguard Group, Inc.(7)	20,620,057	—	10%
Cohen & Steers, Inc.(8)	18,276,755	—	8.9%
Cascade Investment, L.L.C.(9)	12,190,000	—	5.9%
Vanguard Specialized Funds—Vanguard REIT Index Fund(10)	10,819,720	—	5.3%
Government of Singapore Investment Corporation Pte Ltd, et al(11)	10,798,846	—	5.3%
BlackRock, Inc.(12)	10,667,840	—	5.2%

*	Less than 1% of the issued and outstanding shares.
(1)	Does not include the following shares of common stock underlying RSUs: Mr. Bowen, 47,843, Mr. Fisher, 41,780, Mr. Jeffs, 43,164, Mr. Kincaid, 38,738, Sir David M.C. Michels, 43,525, Mr. Prezant, 53,261, Mr. Reilly, 35,081, and Ms. Rosenberg, 15,830. Does not include the shares of common stock underlying the following RSUs and PSs:

	RSUs	PSs (at target)	Total
Raymond L. Gellein, Jr.	150,302	227,891	378,193
Laurence S. Geller	454,638	201,396	656,034
Diane M. Morefield	98,930	124,792	223,722
Richard J. Moreau	392,149	124,792	516,941
Paula C. Maggio	58,916	106,113	165,029
Steven M. Briggs	33,618	52,636	86,254

Does not include: 1,400 shares of the Company’s 8.25% Series C Cumulative Redeemable Preferred Stock owned by Mr. Briggs. Mr. Briggs owned less than 1% of our 8.25% Series C Cumulative Redeemable Preferred Stock issued and outstanding as of March 15, 2013.

(2)	The address of each listed director and executive officer is c/o Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.
(3)	Mr. Fisher is a general partner of NF Associates that owns the reported securities. Mr. Fisher disclaims beneficial ownership of the reported securities, except to the extent of his pecuniary interest therein.
(4)	Includes common stock held indirectly.
(5)	Mr. Geller’s employment with the Company ended on November 2, 2012. Amounts include 560,674 shares of common stock, 1,301,476 shares of common stock underlying VCP deferred stock units to be delivered on June 2, 2013 and 113,660 shares of common stock underlying RSUs scheduled to be delivered on June 2, 2013, subject to the terms of Mr. Geller’s separation agreement.
(6)	Other than the information relating to its percentage ownership of our common stock, based solely on information provided to us by The Woodbridge Company Limited, or Woodbridge, and information contained in a Schedule 13D filed with the SEC on March 21, 2011, by Woodbridge. Woodbridge’s address is 65 Queen Street West, Suite 2400, Toronto, Canada M5H 2M8. In the Woodbridge Schedule 13D, Woodbridge reported shared voting power and shared dispositive power of 23,200,000 shares. Woodbridge indirectly owns such shares through its wholly-owned subsidiary, TWCL US, Inc., which is an investment holding company.
(7)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13G/A filed with the SEC on February 11, 2013, by The Vanguard Group Inc., or Vanguard. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. In the Vanguard Schedule 13G/A, Vanguard reported sole voting power of 535,206 shares, shared voting power of 138,200 shares, sole dispositive power of 20,188,051 shares and shared dispositive power of 432,006 shares.
(8)

Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13G/A filed with the SEC on February 14, 2013, by (i) Cohen & Steers, Inc., (ii) Cohen & Steers Capital Management, Inc. and (iii) Cohen & Steers Europe S.A., collectively,

Cohen & Steers. Cohen & Steers’ address is 280 Park Avenue, 10th Floor, New York, NY 10017. The Cohen & Steers Schedule 13G/A reported beneficial ownership as follows: Cohen & Steers, Inc. reported sole voting power of 14,735,342 shares and sole dispositive power of 18,276,755 shares; Cohen & Steers Capital Management, Inc. reported sole voting power of 14,496,236 shares and sole dispositive power of 17,893,054 shares and; Cohen & Steers Europe S.A. reported sole voting power of 239,106 shares and sole dispositive power of 383,701 shares.
(9)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13D/A filed with the SEC on March 14, 2011, by (i) Cascade Investment, L.L.C. (address: 2365 Carillon Point, Kirkland, Washington 98033) and (ii) William H. Gates III, collectively, Cascade. In the Cascade 13D/A, each of Cascade Investment, L.L.C. and William H. Gates reported sole voting power and sole dispositive power of 12,190,000 shares.
(10)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13G/A filed with the SEC on February 14, 2013, by Vanguard Specialized Funds—Vanguard REIT Index Fund, or Vanguard REIT Fund. Vanguard REIT Fund’s address is 100 Vanguard Blvd., Malvern, PA 19355. In the Vanguard REIT Fund Schedule 13G/A, Vanguard REIT Fund reported sole voting power of 10,819,720 shares.
(11)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13G filed with the SEC on June 27, 2011, by (i) Government of Singapore Investment Corporation Pte Ltd, (ii) GIC Real Estate Pte Ltd, and (iii) GIC Real Estate Inc., collectively, GIC. GIC’s address is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912. The GIC Schedule 13G reported beneficial ownership as follows: Government of Singapore Investment Corporation Pte Ltd reported shared voting power and shared dispositive power of 10,798,846 shares; GIC Real Estate Pte Ltd reported shared voting power and shared dispositive power of 10,798,846 shares; and GIC Real Estate Inc. reported shared voting power and shared dispositive power of 10,798,846 shares.
(12)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13G filed with the SEC on January 30, 2013, by BlackRock, Inc., or BlackRock. BlackRock’s address is 40 East 52nd Street, New York, NY 10022. In the BlackRock Schedule 13G, BlackRock reported sole voting power and sole dispositive power of 10,667,840 shares.

TRANSACTIONS WITH RELATED PERSONS

Cory Warning, the son-in-law of Mr. Geller, our former President and CEO, served as Vice President, Investments for the Company until December 31, 2012. As part of Mr. Warning’s separation from the Company, Mr. Warning will receive in 2013 $256,240 attributable to one-year base salary, the cost of health insurance premiums for one-year and a bonus under the 2012 bonus plan. Mr. Warning’s annual base salary in 2011 and 2012 was $175,100 and $180,353, respectively. Related to performance in 2010 and 2011, Mr. Warning received cash bonuses in 2011 and 2012 of $108,246 and $85,000, respectively. Mr. Warning received a grant of 9,538 PSP units and 4,698 RSUs in February 2012 and a grant of 13,809 RSUs on February 24, 2011. On October 1, 2010, Mr. Warning was granted 5,000 units under our VCP, which were paid out in 2012 in the amount of $139,863.

Pursuant to our written code of business conduct and ethics regarding related party matters, without the approval of our audit committee, we will not and have not:

•	engage in any material transaction, including one that involves the acquisition or sale of assets, with Strategic Hotel Capital, L.L.C.;

•

acquire from or sell to any of our directors, officers, employees or significant stockholders (i.e., holders of 5% of our outstanding stock) or any immediate family member (including a significant other) of any of the foregoing, which we refer to collectively as related persons, or any entity in which any of our related persons is employed or has, with other related persons, a collective interest of more than 5%, any assets or other property;

•

make any permissible loan to or borrow from any of our related persons, or any entity in which any of our related persons, is employed, or has with other related persons, a collective interest of more than 5% or, in the case of a partnership, for which any of them serves as a general partner or is otherwise associated; or

•

engage in any other transaction, including a financial transaction, arrangement or relationship (or series of any of the forgoing) with any of our related persons, or any entity in which any of our related persons is employed, or has with other related persons, a collective interest of more than 5% or, in the case of a partnership, for which any of them serves as a general partner or is otherwise associated.

Our audit committee reviews and approves all related person transactions.

ANNUAL REPORT

Upon written request, we will provide any stockholder, without charge, a copy of our annual report on Form 10-K for the year ended December 31, 2012 filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606, (312) 658-5000.

OTHER MATTERS

Our management does not know of any other matters to come before the annual meeting. If, however, any other matters do come before the annual meeting, it is the intention of the persons designated as proxies to vote in accordance with their discretion on such matters.

STOCKHOLDER PROPOSALS

If you wish to submit a stockholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement and proxy card for our 2014 annual meeting of stockholders, you must submit the proposal to our Secretary no later than December 13, 2013, in accordance with Rule 14a-8. In addition, if you desire to bring business or nominate an individual for election or re-election as a director outside of Rule 14a-8 under the Exchange Act before our 2013 annual meeting, you must comply with our bylaws, which currently require that you provide written notice of such business to our Secretary no earlier than November 13, 2013, and no later than 5:00 p.m. (Central Time), December 13, 2013, and otherwise comply with the advance notice and other provisions set forth in our bylaws, which currently includes, among other things, requirements as to stock ownership and the submission of specified information. For additional requirements, stockholders should refer to our bylaws, Article II, Section 11, a current copy of which may be obtained from our Secretary.

HOUSEHOLDING

We have adopted a procedure called “householding” under which we will deliver only one copy of our Notice Regarding the Availability of Proxy Materials to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. We will deliver promptly upon written or oral request a separate copy of the annual report and this proxy statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. If you are a stockholder, share an address and last name with one or more other stockholders and would like to revoke your householding consent or you are a stockholder eligible for householding and would like to participate in householding, please contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent. A number of brokerage firms have also instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

200 W. MADISON STREET SUITE 1700 CHICAGO, IL 60606	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 22, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 22, 2013. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M53461-P35367	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

STRATEGIC HOTELS & RESORTS, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN PROPOSAL 1 - ELECTION OF DIRECTORS:

	☐	☐	☐
Nominees:
01) Robert P. Bowen	06) Sir David M.C. Michels
02) Kenneth Fisher	07) William A. Prezant
03) Raymond L. Gellein, Jr.	08) Eugene F. Reilly
04) James A. Jeffs 05) Richard D. Kincaid	09) Sheli Z. Rosenberg
	For	Against	Abstain

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2 - APPROVAL ON AN ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN OUR PROXY STATEMENT FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS.

	☐	☐	☐	PROPOSAL 5 - TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3 - RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.	☐	☐	☐	.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4 - NON-BINDING STOCKHOLDER PROPOSAL, IF PROPERLY PRESENTED AT THE MEETING.	☐	☐	☐	.
.
For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2012 Annual Report with 10-K Wrap are available at www.proxyvote.com.

M53462-P35367

REVOCABLE PROXY OF HOLDERS OF COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF STRATEGIC HOTELS & RESORTS, INC.

FOR USE ONLY AT THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2013 AND AT

ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

By signing this proxy card, as the holder of common stock, par value $0.01 per share (the “Common Stock”), of Strategic Hotels & Resorts, Inc., a Maryland corporation (the “Company”), you hereby appoint Raymond L. Gellein, Jr. and Paula C. Maggio and each of them, with full powers of substitution, as proxies to attend the 2013 Annual Meeting of Stockholders of the Company to be held at the Fairmont Chicago, Millennium Park, 200 North Columbus Drive, Chicago, IL 60601 on Thursday, May 23, 2013 at 10:00 a.m. Central Time, or any postponement or adjournment thereof (the “Annual Meeting”), to cast on your behalf all votes that you are entitled to cast at the Annual Meeting and otherwise to represent you at the Annual Meeting with all powers possessed by you as if you were personally present at the Annual Meeting.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Directors’ recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof.

You may revoke or change your proxy at any time prior to its use at the Annual Meeting by giving the Company written direction to revoke it, by authorizing a new proxy or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not by itself revoke a proxy given by you. Written notice of revocation or a subsequent proxy should be sent to: Strategic Hotels & Resorts, Inc., 200 West Madison Street, Suite 1700, Chicago, Illinois 60606, Attention: Secretary, so as to be delivered before the taking of the vote at the Annual Meeting.

Returned proxy cards or proxies authorized by phone or Internet will be voted (1) as specified on the matters listed on the reverse side; (2) in accordance with the Board of Directors’ recommendations where no specification is made; and (3) in accordance with the discretion of the proxies on any other matters that may properly come before the meeting, or any postponement or adjournment thereof.

The undersigned hereby acknowledges receipt of the notice of the Annual Meeting and the proxy statement furnished herewith, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side